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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Huntsman Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Huntsman Corporation

500 Huntsman Way
Salt Lake City, Utah 84108

March 23, 2012

Dear Stockholder:

        You are cordially invited to attend Huntsman Corporation's 2012 Annual Meeting of Stockholders, which will be held on May 3, 2012, at 8:30 a.m., local time, at The Four Seasons Hotel, 1300 Lamar Street, Houston Texas 77010.

        At this year's Annual Meeting you will be asked to: (1) elect as Class II directors the three nominees named in the accompanying Proxy Statement; (2) hold an advisory vote to approve named executive officer compensation; (3) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and (4) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with our Bylaws.

        The Board recommends that you vote FOR the election of the Class II director nominees named in the accompanying Proxy Statement, FOR the advisory vote to approve named executive officer compensation and FOR ratification of the appointment of our independent registered public accounting firm. Please refer to the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for detailed information on each of the proposals to be considered at the Annual Meeting.

        It is important that you use this opportunity to take part in the affairs of Huntsman Corporation by voting on the business to come before the Annual Meeting.

        Whether or not you plan to attend the Annual Meeting, we ask that you vote as soon as possible. You may vote by proxy via the Internet or telephone, or if you received paper copies of the proxy materials via mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card or the information forwarded by your broker, bank or other holder of record. For detailed information regarding voting instructions, please refer to the accompanying Proxy Statement.

        We look forward to seeing you at the Annual Meeting.

Very truly yours,

Jon M. Huntsman
Executive Chairman of the Board

Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2012

TO THE STOCKHOLDERS OF HUNTSMAN CORPORATION:

        The 2012 Annual Meeting of Stockholders of Huntsman Corporation will be held at 8:30 a.m., local time, on May 3, 2012, at The Four Seasons Hotel, 1300 Lamar Street, Houston Texas 77010. We are holding the Annual Meeting for the following purposes:

  1.
  To elect as Class II directors the three nominees named in the accompanying Proxy Statement.

  2.
  To hold an advisory vote to approve named executive officer compensation.

  3.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012.

  4.
  To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with our Bylaws.

        The above matters are fully described in the accompanying Proxy Statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

        Only stockholders of record at the close of business on March 9, 2012 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices at 500 Huntsman Way, Salt Lake City, Utah 84108 for 10 days prior to the Annual Meeting, beginning on April 23, 2012. If you would like to review the stockholder list during ordinary business hours, please call or email Huntsman Investor Relations at (801) 584-5860 or ir@huntsman.com to schedule an appointment.

        Even if you plan to attend the Annual Meeting, please vote by proxy via the Internet or telephone, or if you received paper copies of the proxy materials by mail, you can also vote via mail by following the instructions on the proxy card or voting instruction card or the information forwarded by your broker, bank or other holder of record. Please vote as promptly as possible to ensure that your shares are represented. Even if you have voted your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

By Order of the Board of Directors,

March 23, 2012	James R. Moore
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2012

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended
December 31, 2011 of Huntsman Corporation are available at
https://materials.proxyvote.com/447011.

HUNTSMAN CORPORATION
500 Huntsman Way
Salt Lake City, Utah 84108

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2012

GENERAL

        This Proxy Statement is being furnished to the stockholders of Huntsman Corporation in connection with the solicitation of proxies by its Board of Directors (the "Board"). The proxies are to be voted at our 2012 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Four Seasons Hotel, 1300 Lamar Street, Houston Texas 77010, at 8:30 a.m., local time, on May 3, 2012, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board is not aware of any other matters to be presented at the Annual Meeting.

        The Board is soliciting your proxy to vote your shares at the Annual Meeting. We will bear the cost of the solicitation, including the cost of the preparation, assembly, printing and, where applicable, mailing of this Proxy Statement, the proxy card, the Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") and any additional information furnished to our stockholders. In addition to solicitation by mail, certain of our directors, officers and employees may, without extra compensation, solicit proxies by telephone, facsimile, electronic means and personal interview. We have retained D.F. King & Co., Inc. to help us distribute and solicit proxies and have agreed to pay D.F. King $12,500, plus reimbursement for out-of-pocket expenses, for these services. We will also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse them for postage and clerical expenses.

DELIVERY OF PROXY MATERIALS

        On or about March 23, 2012, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners who owned shares of our common stock at the close of business on March 9, 2012. The Notice of Internet Availability of Proxy Materials contained instructions on how to access the proxy materials and vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board for the Annual Meeting.

        Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.     What is the purpose of the Annual Meeting?

        At the Annual Meeting, stockholders will vote upon the matters outlined in the Notice of Annual Meeting of Stockholders, which include (1) the election of three Class II directors, (2) an advisory vote to approve named executive officer compensation, (3) the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and (4) the consideration of any other matters properly presented at the Annual Meeting in accordance with our Bylaws. The Board is not aware of any other matters to be presented at the Annual Meeting. In addition, our management will report on our performance and respond to questions from stockholders following the adjournment of the formal business at the Annual Meeting.

2.     What is included in the proxy materials?

        The proxy materials include (1) the Notice of Annual Meeting of Stockholders, (2) this Proxy Statement and (3) the 2011 Annual Report. If you requested a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

        Stockholders are referred to the 2011 Annual Report for financial and other information about our activities. The 2011 Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part hereof.

3.     What is a proxy?

        A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Peter R. Huntsman, our President, Chief Executive Officer and one of our directors, and James R. Moore, our Executive Vice President, General Counsel and Secretary, will serve as proxies for the Annual Meeting.

4.     What is a proxy statement?

        A proxy statement is a document that the regulations of the SEC require us to give you when we ask that you designate Peter R. Huntsman and Mr. Moore each as proxies to vote on your behalf. This Proxy Statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures, including information about the Board and executive officers.

5.     How can I access the proxy materials over the Internet?

        Your Notice of Internet Availability, proxy card or voting instruction card (as applicable) contains instructions on how to:

  •
  view our proxy materials for the Annual Meeting on the Internet; and

  •
  instruct us to send our future proxy materials to you electronically by e-mail.

        If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

6.     What is the record date and what does it mean?

        The record date for the Annual Meeting is March 9, 2012. The record date is established by the Board as required by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to:

  •
  receive notice of the Annual Meeting; and

  •
  vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting in accordance with our Bylaws.

        At the close of business on March 9, 2012, there were 239,085,747 shares of our common stock outstanding.

7.     Who may attend the Annual Meeting?

        All stockholders of record who owned shares of common stock at the close of business on March 9, 2012, or their duly appointed proxies, may attend the Annual Meeting or any adjournments or postponements thereof, as may our invited guests. Seating is limited and admission is on a first-come, first-served basis. Please note that if you hold shares in "street name" (that is, in a brokerage account or through a bank or other nominee), you will need to bring a copy of a statement reflecting your share ownership as of March 9, 2012. Any person attending will need to bring your Notice of Internet Availability or proxy card, as applicable, or personal identification and check in at the registration desk at the Annual Meeting.

8.     What am I voting on?

        We are asking you to vote on the following three items of business at the Annual Meeting:

  •
  to elect as Class II directors the three nominees named in this Proxy Statement;

  •
  to hold an advisory vote to approve named executive officer compensation; and

  •
  to ratify of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

        We are not aware of any other business to be conducted at the Annual Meeting.

9.     How many votes are required to hold the Annual Meeting?

        The required quorum for the transaction of business at the Annual Meeting is a majority of all outstanding shares of our common stock entitled to vote in the election of directors at the Annual Meeting, represented in person or by proxy. Consequently, the presence, in person or by proxy, of the holders of at least 119,542,874 shares of our common stock is required to establish a quorum at the Annual Meeting. Shares that are voted with respect to a particular matter are treated as being present at the Annual Meeting for purposes of establishing a quorum.

10.   What is the difference between a stockholder of record and a stockholder who holds stock in street name?

        Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

  •
  Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting.

  •
  Street Name Stockholders.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and the Notice of Internet Availability or proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your broker or nominee has provided voting instructions for you to use in directing the broker or nominee how to vote your shares. If you fail to provide sufficient instructions to your broker or nominee, that stockholder of record may be prohibited from voting your shares. See "Will my shares be voted if I do not provide my proxy?"

11.   What different methods can I use to vote?

        Stockholders of Record:    Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

  •
  By Internet.    You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability. Please have the Notice of Internet Availability in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 2, 2012.

  •
  In Person.    You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

  •
  By Telephone.    If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 2, 2012.

  •
  By Mail.    If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

        Street Name Stockholders:    Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

  •
  By Mail.    If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

  •
  By Methods Listed on Proxy Card.    Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

  •
  In Person with a Proxy from the Record Holder.    You may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

        EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SUBMITTING YOUR PROXY VIA INTERENT, TELEPHONE OR MAIL DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

12.   What if I don't specify a choice for a matter when returning my proxy?

        A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

  •
  FOR the election of the three Class II director nominees named in this Proxy Statement;

  •
  FOR approval, on an advisory basis, of the compensation of our named executive officers; and

  •
  FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

        If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

13.   Will my shares be voted if I do not provide my proxy?

        In some cases, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Specifically, brokerage firms have the authority under the New York Stock Exchange ("NYSE") rules to cast votes on certain "routine" matters if they do not receive instructions from their customers. For example, the ratification of the selection of independent registered public accounting firms is considered a routine matter for which brokerage firms may vote shares for which they have not received voting instructions. This is called a "broker discretionary vote." When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." The election of directors and the advisory vote to approve named executive officer compensation are not considered routine matters for which brokerage firms may vote shares for which they have not received voting instructions. Therefore, if you are a street name stockholder and do not provide voting instructions to your broker with respect to these matters, it will result in a broker non-vote with respect to such proposals.

14.   What votes are needed for each proposal to pass and is broker discretionary voting allowed?

Proposal		Vote Required	Broker Discretionary Vote Allowed
(1)	To elect the three Class II director nominees	Plurality of the votes cast	No
(2)	To hold an advisory vote to approve named executive officer compensation	Majority of the shares represented in person or by proxy and entitled to vote	No
(3)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012	Majority of the shares represented in person or by proxy and entitled to vote	Yes

15.   What happens if additional proposals are presented at the Annual Meeting?

        Other than the election of directors, the advisory vote to approve named executive officer compensation and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our Bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

16.   Can I change my vote after submitting my proxy?

        If you are a stockholder of record, you may revoke a previously submitted proxy at any time before the polls close at the Annual Meeting by:

  •
  voting again by telephone or through the Internet prior to 11:59 p.m. Eastern Daylight Time on May 2, 2012;

  •
  requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability;

  •
  giving written notice of revocation to our Corporate Secretary by mail to Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah 84108 or by facsimile at (801) 584-5782; or

  •
  attending the Annual Meeting and voting in person; however, attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy.

        If you are a street name stockholder, you must follow the instructions on revoking your proxy, if any, provided by your bank or broker.

17.   What does it mean if I receive more than one Notice of Internet Availability or more than one set of proxy materials?

        It means that you have multiple accounts with brokers and/or our transfer agent, Computershare. Please vote all of these shares. We recommend that you contact your broker and/or Computershare to consolidate as many accounts as possible under the same name and address. Please submit your request by mail to Computershare, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711. Computershare may also be reached through its website at www.bnymellon.com/shareowner/equityacces.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

General

        The size of the Board is currently set at 10, divided into three classes serving staggered terms, with one class being elected each year to serve a three-year term. The three current Class II Board members, whose terms expire at the Annual Meeting, are Peter R. Huntsman, Wayne A. Reaud and Alvin V. Shoemaker. With respect to the directors standing for re-election at the Annual Meeting, the Nominating and Corporate Governance Committee of the Board (the "Governance Committee") has recommended, and the Board has unanimously nominated, Peter R. Huntsman, Mr. Reaud and Mr. Shoemaker for re-election as Class II directors. Each elected Class II director will serve until our 2015 Annual Meeting, until a successor is elected and qualified, or until his earlier death, resignation or retirement. We did not pay any third-party fees to assist in the process of identifying or evaluating candidates nor did we receive any stockholder nominations for director.

        The nominees receiving a plurality of the votes cast at the Annual Meeting for the election of directors will be elected as Class II directors. You may not cumulate your votes in the election of directors. Votes that are withheld from a director's election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the election of the Class II director nominees.

        Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote FOR each of the Class II director nominees listed below. Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board.

        It is our policy for directors to attend our annual meetings to provide an opportunity for stockholders to communicate directly with directors about issues affecting our company.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF
EACH CLASS II DIRECTOR NOMINEE LISTED BELOW.

 Nominees and Existing Directors

        Presented below is information with respect to all of our directors and nominees, including the directors nominated for re-election this year and the directors whose terms expire in subsequent years. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on the Board in light of our business.

Current Class II Directors and Nominees for Class II Directors

Peter R. Huntsman	Peter R. Huntsman, age 49, has served as a director of our company and affiliated companies since 1994. Mr. Huntsman is President, Chief Executive Officer and a director of our company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our company. We believe that Mr. Huntsman's important role in the history and management of our company and its affiliates and his leadership and business skills, including his current position as our Chief Executive Officer, support the conclusion that he should serve as one of our directors. Mr. Huntsman is the son of our Executive Chairman, Jon M. Huntsman, the brother of our Division President, Advanced Materials, James H. Huntsman, and the brother of our director, Jon M. Huntsman, Jr.
Wayne A. Reaud
Mr. Reaud, age 64, has served as one of our directors since March 2005. Mr. Reaud currently serves as Chairman of our Litigation Committee, which was formed in November 2008, and he serves as a member of our Compensation Committee. Mr. Reaud is a trial lawyer and the founder of the law firm of Reaud, Morgan & Quinn. For over 30 years, he has represented clients in significant cases involving personal injury, product and premises liability, toxic torts and business litigation. Mr. Reaud has handled first impression mass tort litigation involving asbestos premises liability claims, including the largest asbestos product liability class action lawsuit in the history of Texas courts. He also represented the State of Texas in its landmark litigation against the tobacco industry. Mr. Reaud currently serves as Chairman of the Board of the Beaumont Foundation of America and is a Director of the Reaud Charitable Foundation. He is a Life Fellow of the Texas Bar Foundation and a Fellow of the International Society of Barristers, a member of the Philosophical Society and a member of the State Bar of Texas Grievance Committee. Mr. Reaud was chosen as the Most Distinguished Alumni of Texas Tech University Law School in 1998 and also chosen as the Most Distinguished Alumni of Lamar University in 2006. Mr. Reaud was awarded the Honorary Order of the Coif by the University of Texas in 2011. He is listed in Best Lawyers in America. We believe that Mr. Reaud's legal expertise and extensive experience with complex and high-profile litigation and his commitment to service support the conclusion that he should serve as one of our directors.

Alvin V. Shoemaker	Mr. Shoemaker, age 73, has served as one of our directors since March 2005. Mr. Shoemaker serves as a member of the Audit Committee and the Compensation Committee. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of First Boston Corporation and First Boston, Inc. in 1989, a position he assumed in 1983. Mr. Shoemaker also currently serves as a director of Wynn Resorts Limited. We believe that Mr. Shoemaker's extensive board and executive-level management experience and proven leadership and business capabilities support the conclusion that he should serve as one of our directors.

Class III Directors (terms expire in 2013)

Nolan D. Archibald	Mr. Archibald, age 68, has served as one of our directors since March 2005 and he is currently our Vice Chairman and Lead Independent Director. Mr. Archibald is also Chairman of the Compensation Committee. Mr. Archibald has served as Executive Chairman of Stanley Black & Decker, Inc., a consumer and commercial products company, since March 2010. He served as President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, from 1986 until 2010, as well as Chairman of the Board of The Black & Decker Corporation from 1987 until 2010. In addition, Mr. Archibald serves as a director of Lockheed Martin Corporation and Brunswick Corporation. We believe that Mr. Archibald's extensive board and executive-level management experience, and proven leadership and business capabilities support the conclusion that he should serve as one of our directors.
M. Anthony Burns
Mr. Burns, age 69, has served as one of our directors since March 2010. He is Chairman of the Audit Committee and a member of the Governance Committee. Mr. Burns currently serves as Chairman Emeritus of Ryder System, Inc., a provider of transportation and logistics services, a position that he has held since 2002. Mr. Burns served in several positions at Ryder until his retirement in 2002, including Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000 and President from 1979 to 1999. Prior to joining Ryder, Mr. Burns served in management of Mobil Oil Corporation. Mr. Burns also currently serves as a director of Pfizer Inc. He is a Life Trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida. We believe that Mr. Burns' long tenure as Chief Executive Officer of Ryder System, a major public company, his valuable leadership and management insights, his financial expertise and his service on (and in some cases chairmanship of) audit and other committees of public companies, support the conclusion that he should serve as one of our directors.

Jon M. Huntsman, Jr.	Jon M. Huntsman, Jr., age 51, has served as one of our directors since February 2012. Mr. Huntsman was most recently a candidate for the Republican nomination for the President of the United States. From 2009 to 2011, he served as U.S. Ambassador to China and he served as Governor of the State of Utah from 2005 to 2009. Mr. Huntsman's public service also includes appointments as U.S. Ambassador to Singapore, Deputy U.S. Trade Representative and Deputy Assistant Secretary of Commerce for Asia. Mr. Huntsman currently serves as Chairman of the Huntsman Cancer Foundation. He also serves as a director of Ford Motor Company. Mr. Huntsman originally joined our company in 1983 and served in numerous capacities, including Vice Chairman, until his resignation in 2005. We believe that Mr. Huntsman's international and diplomatic experience and his previous experience in our Huntsman businesses support the conclusion that he should serve as one of our directors. Mr. Huntsman is the son of our Executive Chairman, Jon M. Huntsman, the brother of our Chief Executive Officer, Peter R. Huntsman, and the brother of our Division President, Advanced Materials, James H. Huntsman.
Sir Robert J. Margetts
Sir Robert, age 65, has served as one of our directors since August 2010. He currently serves as Deputy Chairman of OJSC Uralkali, a publicly traded potash fertilizer producer, and on the boards of a number of privately held companies. Sir Robert previously served as a director of Anglo American PLC from 1998 to 2010, Chairman of Legal & General Group PLC from 2000 until 2010 and Chairman of BOC Group PLC from 2002 to 2006. Sir Robert served as Chairman—Europe of Huntsman Corporation from 2000 to August 2010. He worked for Imperial Chemical Industries (ICI) in various levels of increasing responsibility from 1969 to 2000, where he ultimately served as the Vice Chairman of its Main Board. We believe that Sir Robert's extensive executive board and executive-level management experience in Europe and his more than 40 years experience in the chemicals industry support the conclusion that he should serve as one of our directors.

Class I Directors (terms expire in 2014)

Jon M. Huntsman	Jon M. Huntsman, age 74, is the Executive Chairman of the Board of our company. Prior to his appointment as Executive Chairman effective February 1, 2009, Mr. Huntsman served as Chairman of the Board of our company since its formation in 2004 and the predecessors to our company since 1970, when he founded his first plastics company. Mr. Huntsman served as Chief Executive Officer of our company and our affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable, of Huntsman International and certain of our other subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top Chief Executive Officer for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the founding and principal benefactor of the Huntsman Cancer Institute. We believe that Mr. Huntsman's vital role in the founding and history of our company, extensive experience in the chemical industry and proven leadership and business skills support the conclusion that he should serve as one of our directors. Mr. Huntsman is the father of our Chief Executive Officer, Peter R. Huntsman, our Division President, Advanced Materials, James H. Huntsman, and our director, Jon M. Huntsman, Jr.
Dr. Patrick T. Harker
Dr. Harker, age 53, has served as one of our directors since March 2010. Dr. Harker serves as Chairman of our Governance Committee and as a member of the Audit Committee. Dr. Harker was recently appointed to the Board of the Federal Reserve Bank of Philadelphia in January 2012 as a Class B director. Since 2007, Dr. Harker has been President of the University of Delaware, Newark, Delaware. From February 2000 through June 2007, Dr. Harker was Dean of the Wharton School of the University of Pennsylvania and served as a Professor of Electrical and Systems Engineering in the University of Pennsylvania's School of Engineering and Applied Science. From 2000 to 2010, Dr. Harker served as a Trustee of the Goldman Sachs Trust and Goldman Sachs Variable Trust. He also served as a Member of the Board of Managers of the Goldman Sachs Hedge Fund Partners Registered Fund LLC from 2004 through 2009. Since May 2009, Dr. Harker has served as a director for Pepco Holdings, Inc., a public utility holding company. We believe that Dr. Harker's significant experience leading highly-respected educational and business institutions, along with his board experience and background in engineering and applied science, support the conclusion that he should serve as one of our directors.

Dr. Mary C. Beckerle	Dr. Beckerle, age 57, has served as one of our directors since May 2011. She serves as a member of our Governance Committee. Dr. Beckerle is an internationally recognized scientist who has served on numerous scientific boards and committees, including the Advisory Committee to the Director of the U.S. National Institutes of Health and the Scientific Management Board of the National Center for Biological Sciences in India. Dr. Beckerle is a Distinguished Professor of Biology in the College of Science at the University of Utah, which she joined in 1986. Since 2006, Dr. Beckerle has served as Chief Executive Officer and Director of Huntsman Cancer Institute at the University of Utah. Dr. Beckerle served as President of the American Society for Cell Biology in 2006, held a Guggenheim Fellowship at the Curie Institute in Paris, and is an elected Fellow of the American Academy of Arts and Sciences. We believe that Dr. Beckerle's scientific expertise and international experience, as well as her extensive leadership and management credentials support the conclusion that she should serve as one of our directors.

PROPOSAL NO. 2—ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

        Pursuant to Section 14A of the Securities Exchange Act of 1934, we are submitting a proposal to our stockholders for an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

        The guiding principles of our compensation policies and decisions include aligning each executive's compensation with our company's business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.

        Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation practices are effective in implementing our guiding principles.

        This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

  "RESOLVED, that the stockholders of Huntsman Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2012 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures."

        The approval of this proposal will require approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as a vote against this proposal. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the advisory vote. While this vote is required by law, the result will not be binding on our company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee will consider the outcome of the vote when evaluating our compensation practices.

THE BOARD RECOMMENDS A VOTE "FOR" THE ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

 PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed Deloitte & Touche LLP ("Deloitte & Touche") to serve as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2012. Deloitte & Touche has served as our auditor since 1984. The Audit Committee has been advised by Deloitte & Touche that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Deloitte & Touche to stockholders for ratification.

        The proposal to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm will require approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as a vote against this proposal. If you hold your shares in street name and do not provide timely voting instructions, your broker may exercise discretionary authority, thereby avoiding a broker non-vote.

        If the selection of the independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of our company and our stockholders.

        One or more representatives of Deloitte & Touche are expected to attend the Annual Meeting and will be available to respond to appropriate questions and, if they desire, will have an opportunity to make a statement.

THE BOARD RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

AUDIT COMMITTEE MATTERS

Fees Billed by Deloitte & Touche

        The following table shows the aggregate fees billed by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in each of the last two fiscal years for the services indicated (dollars in millions):

	2011	2010
Audit Fees(1)	$7.8	$7.8
Audit-Related Fees(2)	0.3	0.1
Tax Fees(3)	3.6	4.1
All Other Fees	—	—

Total	$11.7	$12.0

(1)
Includes fees associated with annual integrated audits, reviews of Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, statutory audits required internationally, services related to comfort letters and consents and assistance with other filings and public offering documents filed with the SEC.

(2)
Includes due diligence in connection with acquisitions and related accounting consultations, compliance with financing arrangements and attest services that were not required by statute or regulation.

(3)
Includes tax compliance, tax advice and tax planning including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has, by resolution, adopted policies and procedures regarding the pre-approval of the performance by Deloitte & Touche of certain audit and non-audit services. Deloitte & Touche may not perform any service enumerated in Section 201(a) of the Sarbanes-Oxley Act of 2002, except as may otherwise be provided by law or regulation. Deloitte & Touche may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. The Audit Committee has pre-approved, by category, the performance by Deloitte & Touche of certain audit and accounting services, certain tax services, and, provided that fees do not exceed $250,000 per individual project, certain other tax services and audit-related services. The Audit Committee has delegated to the committee chairperson the power to pre-approve services beyond those previously described, provided that no services may be approved that are prohibited pursuant to Section 201(a) of the Sarbanes-Oxley Act of 2002 or that appear reasonably likely to compromise the independence of Deloitte & Touche. Any pre-approval granted by the chairperson is reviewed by the Audit Committee at its next regularly scheduled meeting. In addition, the Audit Committee receives an annual report detailing the prior year's expenditures consistent with the SEC's accountant fee disclosure requirements.

        Since 2003, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Deloitte & Touche.

 AUDIT COMMITTEE REPORT

        The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Huntsman Corporation ("Huntsman") assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of Huntsman's internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter, a copy of which can be found on Huntsman's website at www.huntsman.com. The members of the Committee are Messrs. Burns and Shoemaker and Dr. Harker, each of whom meets the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 and applicable independence requirements of the New York Stock Exchange.

        The Committee has reviewed and discussed Huntsman's audited financial statements for the year ended December 31, 2011 with Huntsman's management. The Committee has discussed with Deloitte & Touche LLP, Huntsman's independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

        Based on the review and discussions referred to in the preceding paragraph, the Committee recommended to the Board that Huntsman's audited financial statements for the year ended December 31, 2011 be included in Huntsman's Annual Report on Form 10-K for the year ended December 31, 2011.

  AUDIT COMMITTEE,

  M. Anthony Burns, Chair
  Patrick T. Harker
  Alvin V. Shoemaker

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding beneficial ownership of our common stock as of March 9, 2012 by:

  •
  each person who we know owns beneficially more than 5% of our common stock;

  •
  each of our directors and nominees;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Under the regulations of the SEC, shares are generally deemed to be "beneficially owned" by a person if the person directly or indirectly has or shares voting power or investment power (including the power to dispose) over the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire voting power or investment power of the shares within 60 days, including through the exercise of any option, warrant or right. In accordance with the regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options or other rights held by the person that are currently exercisable or exercisable within 60 days of March 9, 2012. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percent(2)
5% or more beneficial owners:
Huntsman Family Holdings Company LLC	17,147,282	7.2%
The Huntsman Foundation	21,782,000	9.1%
Directors and named executive officers:
Jon M. Huntsman(3)	39,438,468	16.5%
Nolan D. Archibald(4)	153,449	*
Mary C. Beckerle(5)	14,574	*
M. Anthony Burns	26,333	*
Patrick T. Harker(6)	26,333	*
Jon M. Huntsman, Jr.	10,393	*
Peter R. Huntsman(7)	7,207,915	3.0%
Robert J. Margetts(8)	22,669	*
Wayne A. Reaud(9)	1,524,755	*
Alvin V. Shoemaker(10)	157,373	*
J. Kimo Esplin(11)	1,256,342	*
Anthony P. Hankins(12)	840,998	*
Simon Turner(13)	369,731	*
All directors and executive officers as a group (20 persons)(3)(7)(14)	53,733,568	22.47%

*
Less than 1%

(1)
The address of each beneficial owner is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and dispositive power over such shares.

(2)
Based upon an aggregate of 239,085,747 shares of common stock outstanding on March 9, 2012.

(3)
Includes the following shares of which Jon M. Huntsman may be deemed to be the beneficial owner: (a) 17,147,282 shares held by Huntsman Family Holdings Company LLC, by virtue of being the holder of the largest number of ownership interests in such company, (b) 22,900 shares held by the Karen H. Huntsman Inheritance Trust, by virtue of being the spouse of the trustee of such trust, and (c) the 21,782,000 shares which he contributed to The Huntsman Foundation on June 25, 2007, by virtue of having the right to appoint all trustees on the Board of Trustees of such foundation and the right to remove any such trustees with or without cause or for any reason. Jon M. Huntsman expressly disclaims beneficial ownership of any shares held by Huntsman Family Holdings Company LLC, except to the extent of his pecuniary interest therein and any shares held by the Karen H. Huntsman Inheritance Trust or The Huntsman Foundation.

(4)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 9, 2012, and 32,638 vested stock units, the shares underlying which will be deliverable upon termination of service.

(5)
Includes 10,067 vested stock units, the shares underlying which will be deliverable upon termination of service.

(6)
Includes 10,067 vested stock units, the shares underlying which will be deliverable upon termination of service.

(7)
Includes options to purchase 1,866,803 shares of common stock that are exercisable within 60 days of March 9, 2012. Also includes 191,000 shares of which Peter R. Huntsman may be deemed to be the beneficial owner that are held by his spouse as Uniform Gifts to Minors Act custodian for six of Peter R. Huntsman's children and 843,657 shares of which Peter R. Huntsman may be deemed to be the beneficial owner that are held by his spouse as Utah Uniform Transfers to Minors Act custodian for each of Peter R. Huntsman's eight children. Peter R. Huntsman expressly disclaims beneficial ownership of any such shares held by his spouse.

(8)
Includes 22,669 vested stock units, the shares underlying which will be deliverable upon termination of service.

(9)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 9, 2012, and 96,655 vested stock units, the shares underlying which will be deliverable upon termination of service.

(10)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 9, 2012, and 76,075 vested stock units, the shares underlying which will be deliverable upon termination of service.

(11)
Includes options to purchase 829,908 shares of common stock that are exercisable within 60 days of March 9, 2012.

(12)
Includes options to purchase 546,345 shares of common stock that are exercisable within 60 days of March 9, 2012.

(13)
Includes options to purchase 237,640 shares of common stock that are exercisable within 60 days of March 9, 2012.

(14)
Includes options to purchase a total of 5,503,837 shares of common stock that are exercisable within 60 days of March 9, 2012, a total 247,171 vested stock units, the shares underlying which will be delivered to the applicable holder upon termination of service.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16 forms that they file related to Huntsman stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of our common stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

        Based solely on a review of the copies of Forms 4 and 5 furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during 2011 all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis under Section 16(a).

CORPORATE GOVERNANCE

Board Independence

        It is important to our company for investors to have confidence that the individuals serving as independent directors on the Board do not have a relationship with us that would impair their independence. Under the NYSE corporate governance rules, the Board must have a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with our company, either directly or as a partner, stockholder or officer of an organization that has a relationship with our company. To assist it in making independence determinations, the Board has adopted independence criteria which can be found on our website at www.huntsman.com. Under these criteria, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of our company or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of our company.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of ours is not considered for purposes of this standard.

  •
  The (1) director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) director is a current employee of such a firm; (4) director has an immediate family member who is a current employee of such a firm and who personally works on our company's audit; or (5) director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues.

  •
  The director is an executive officer of any charitable or non-profit organization to which we have made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1.0 million, or 2% of such charitable or non-profit organization's consolidated gross revenues.

        With the assistance of legal counsel to our company, the Governance Committee has reviewed the applicable legal and NYSE standards for independence, as well as our independence criteria. A summary of the answers to annual questionnaires completed by each of the directors and nominees for director and a report of transactions and relationships between each director and nominee for director, or any of his or her family members, and our company, senior management and independent registered accounting firm have been made available to the Governance Committee.

        In conducting its independence review, the Governance Committee specifically considered the relationships discussed under "Certain Relationships and Related Transactions—Transactions." In addition, with respect to Mr. Reaud, the Governance Committee considered Messrs. Jon M. Huntsman and Reaud's service together on the board of directors of a private foundation and an annual retainer paid to Mr. Reaud's former law firm, Reaud, Morgan & Quinn, of $200,000 for legal services. The Governance Committee also considered Dr. Beckerle's position as CEO of the Huntsman Cancer Institute, or the Institute. They took into account the fact that Jon M. Huntsman has no ownership of the Institute, which is part of the University of Utah, a public institution owned by the State of Utah. The Governance Committee further considered that beginning a number of years ago, the Huntsman Cancer Foundation, a 501(c)(3) charity whose purpose is to help fund the Institute, has made stipend payments of $100,000 annually to the CEO of the Institute. They took into account that Jon M. Huntsman is only one of four trustees of the Huntsman Cancer Foundation, and that our company has no financial relationship with either the Huntsman Cancer Foundation or the Institute other than purchasing a table for $10,000 at an annual fundraiser for the Institute.

        On the basis of its review, the Governance Committee delivered a report to the full Board, and the Board made its independence determinations based on the Governance Committee's report and the supporting information. As a result of this review, the Board has determined that Messrs. Archibald, Burns, Reaud, Shoemaker and Drs. Beckerle and Harker, who currently constitute a majority of the Board, are independent. These independent directors currently comprise, in full, the membership of the three standing Board committees discussed below.

        Jon M. Huntsman is not considered to be an independent director because he is employed by our company and is the father of Peter R. Huntsman, our Chief Executive Officer, and James H. Huntsman, our Division President, Advanced Materials. Peter R. Huntsman is not considered to be an independent director because he is employed by our company and is the son of Jon M. Huntsman, our Executive Chairman, and the brother of James H. Huntsman, our Division President, Advanced Materials. Jon M. Huntsman, Jr. is not considered to be an independent director because he is the son of Jon M. Huntsman, our Executive Chairman, and the brother of Peter R. Huntsman, our Chief Executive Officer, and James H. Huntsman, our Division President, Advanced Materials. Sir Robert is not considered to be an independent director because he was an employee of our company within the last three years. We expect that Sir Robert will be considered independent in August of 2013.

Board Meetings

        The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. During 2011, the Board met nine times, the non-management directors met in executive session four times and the independent directors met in executive session four times. During 2011, each director attended at least 75% of the aggregate of:

  •
  the total number of meetings of the Board (held during the period for which such person has been a director); and

  •
  the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

Board Leadership Structure and Executive Sessions of the Board

        According to our Bylaws, the Chairman of the Board is elected by all of the directors on the Board to preside at all meetings of the stockholders and of the Board. The Chairman of the Board is also required to make reports to the Board and the stockholders and to ensure that all orders and resolutions of the Board and any of its committees are carried into effect. Our Bylaws also allow the Board to elect an Executive Chairman. If elected, the Executive Chairman fills the role of Chairman of the Board and has other powers and duties including, among others, consulting on the strategic vision of our company and serving as a facilitator for communication between our officers and the Board. In accordance with our Corporate Governance Guidelines, the Executive Chairman is also responsible for establishing the agenda for each Board meeting. At the beginning of the year, the Executive Chairman establishes a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is also free to suggest the inclusion of additional items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting. Jon M. Huntsman is currently the Executive Chairman. As such, he also fills the role of Chairman of the Board.

        In accordance with our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Bylaws expressly allow our Chairman of the Board to also serve as President or Chief Executive Officer, if so elected by the Board. The Board believes that this issue should be considered periodically as part of the succession planning process and that it is in the best interests of our company for the Board to make a determination regarding this issue each time it appoints a new Chief Executive Officer. Based on these principles, the Board may determine that it is appropriate in the future to combine the roles of Chairman of the Board and Chief Executive Officer.

        Our Bylaws also allow the Board to elect one or more Vice Chairmen to preside at Board and stockholder meetings and to perform such other duties as may be delegated by the Board, in either case in the absence of Chairman of the Board. The Board believes that it obtains effective additional Board leadership through the role of the Vice Chairman, which is currently filled by Mr. Archibald, who also serves as Lead Independent Director.

        In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session without management at each regularly scheduled Board meeting, or more frequently as needed at the call of one or more of our non-management directors. Our Corporate Governance Guidelines also require that our independent directors meet in executive session at least once annually without those non-management directors who are not independent, or more frequently as needed at the call of one or more of our independent directors. Mr. Archibald, who serves as Vice Chairman of the Board and Lead Independent Director, has been designated as the presiding director at these sessions.

        We believe that the appropriate Board leadership structure for our company may vary, depending on the circumstances facing the Board and our company at any given time. For example, we have revised the Board's leadership structure in the past to address specific needs, such as the formation of a Litigation Committee and the change of Jon M. Huntsman's role from Chairman to Executive Chairman in recognition of his ongoing strategic leadership at both a Board and an executive level. We believe that our current Board leadership structure efficiently addresses our company's present needs and allows the Board to fulfill its role in exercising effective, independent oversight of our management on behalf of our stockholders. The Board further believes that we have in place effective structures, processes and arrangements to ensure that the work of the Board is completed in a manner that maintains the highest standards of corporate governance, independence and leadership, as well as continued accountability of management.

Board Role in Risk Oversight

        The Board is responsible for overseeing our company's management of risk. The Board strives to effectively oversee our company's enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our company for the benefit of the stockholders. The Board understands that its focus on effective risk oversight is critical to setting our company's tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand our company's risk philosophy by having discussions with management to establish a mutual understanding of our company's overall appetite for risk. The Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages our company's most significant risk exposures. The Board expects frequent updates from management about our company's most significant risks so as to enable it to evaluate whether management is responding appropriately.

        The Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our Audit Committee periodically discusses with management our company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including our company's risk assessment and risk management policies. Our Compensation Committee helps the Board to identify our company's exposure to any risks potentially created by our compensation programs and practices. Our Governance Committee oversees risks relating to our company's corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Our Litigation Committee assesses risk from litigation and areas of legal exposure to which our company is or could be subject and makes recommendations to the Board regarding those matters. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function. During each regularly scheduled Board meeting each year, the full Board also reviews our company's long-term strategic plans for a particular division and the principal issues, including foreseeable risks that division expects to face in the future.

        We believe that the oversight function of the Board and its committees combined with its active dialogue with management about effective risk management provides our company with the appropriate framework to help ensure effective risk oversight.

Board Committees

        The Board currently has, and appoints the members of, independent Audit, Compensation, and Governance committees. Each of these committees has a written charter approved by the Board. These charters are available on our website at www.huntsman.com. We will also furnish copies of the charters to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        The independent committees are currently structured as follows:

Audit	Compensation	Nominating and Corporate Governance
M. Anthony Burns (Chair)	Nolan D. Archibald (Chair)	Patrick T. Harker (Chair)
Patrick T. Harker	Wayne A. Reaud	Mary C. Beckerle
Alvin V. Shoemaker	Alvin V. Shoemaker	M. Anthony Burns

        Audit Committee.    The Audit Committee has been established to assist the Board in monitoring:

  •
  the integrity of our financial statements;

  •
  our independent registered public accounting firm's qualifications and independence;

  •
  the performance of our internal audit function and independent registered public accounting firm; and

  •
  our compliance with legal and regulatory requirements applicable to financial and disclosure matters.

        The Audit Committee has sole responsibility for the appointment, retention and termination of the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. Under the independence criteria that the Board has adopted, which can be found on our website at www.huntsman.com, a member of the Audit Committee will not be considered independent if:

  •
  The member receives directly or indirectly any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

  •
  An immediate family member of the member receives any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

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  An entity in which the member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions, who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to us receives any consulting, advisory or other compensatory fee from us; or

  •
  The member is otherwise an affiliated person of our company.

        Furthermore, under these independence standards, (1) each member of the Audit Committee must be financially literate, (2) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an "audit committee financial expert" and (3) no member of the Audit Committee may simultaneously serve on the audit committees of more than two other public companies. For purposes of (2) above, the Board considers any Audit Committee member who satisfies the SEC's definition of "audit committee financial expert" to have accounting or related financial management expertise.

        The Board has determined that each member of the Audit Committee is independent as that term is defined by the listing standards of the NYSE and Rule 10A-3 promulgated under the Securities Exchange Act of 1934 and satisfies the additional independence criteria adopted by the Board and described above. The Board has also determined that Mr. Burns, the Chairman of the Audit Committee, qualifies as an "audit committee financial expert" as defined by the regulations of the SEC. For information regarding Mr. Burns' business experience, see "Proposal 1—Election of Directors—Nominees and Existing Directors." No member of the Audit Committee serves on more than two other public company audit committees.

        The Audit Committee held six meetings in 2011.

        Compensation Committee.    The Compensation Committee's function is to support the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. In this regard, the Board and Compensation Committee seek to align total compensation for the Chief Executive Officer and other senior executives with the long-term interests of stockholders. The Compensation Committee also oversees our incentive and equity-based compensation plans.

        Under its charter, the stated purposes of the Compensation Committee are to:

  •
  review, evaluate and approve our compensation agreements, incentive-compensation and equity-based plans, policies and programs;

  •
  carry out its responsibilities under applicable securities laws and regulations relating to our proxy statement for the annual meeting of stockholders or other applicable report or filing;

  •
  review and approve compensation for our corporate and executive officers and their family members that are employees, and review and recommend compensation for our directors; and

  •
  perform such other functions as the Board may assign to the Compensation Committee from time to time.

        The Compensation Committee's charter permits the Compensation Committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. In particular, the Compensation Committee may delegate the approval of both cash and equity award grants and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are non-employee directors or outside directors, or in some limited circumstances, to management.

        The Compensation Committee typically meets at least four times each year to address various compensation issues and processes. Our Chief Executive Officer does not have the ability to call Compensation Committee meetings, but generally attends Compensation Committee meetings at the Compensation Committee's request to answer questions and provide input regarding the performance of our executive officers. However, the Chief Executive Officer is not present while decisions regarding his compensation are made. In addition, each Compensation Committee meeting usually includes an executive session without members of management present. The Compensation Committee met five times during 2011, and all five of these meetings included an executive session. Our Chief Executive Officer attended four Compensation Committee meetings in 2011. The Compensation Committee regularly reports to the full Board regarding executive compensation matters.

        Nominating and Corporate Governance Committee.    The Governance Committee is appointed by the Board to ensure that our corporate governance system performs well. The duties of the Governance Committee include:

  •
  annually reviewing and reassessing the adequacy of our Corporate Governance Guidelines,

  •
  monitoring director independence;

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  managing the Board's annual evaluation process;

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  assessing the appropriate balance of skills, characteristics and perspectives required for an effective Board;

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  identifying, screening and recommending qualified director candidates;

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  periodically reassessing the adequacy of the Board's size;

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  overseeing succession planning for our Chief Executive Officer; and

  •
  overseeing our corporate compliance program.

        The Governance Committee held six meetings in 2011.

        Litigation Committee.    In addition to the independent committees described above, the Board also has a Litigation Committee. The Litigation Committee assists the Board by reviewing and assessing current and potential litigation and areas of legal exposure in which our company is or could be involved and making recommendations to the Board regarding legal matters. The members of the Litigation Committee are Wayne A. Reaud, who serves as the committee's Chair, Jon M. Huntsman and Peter R. Huntsman. The Litigation Committee generally meets quarterly in connection with our regularly scheduled Board meetings.

Director Qualification Standards and Diversity

        The Governance Committee's minimum qualifications and specific qualities and skills required for directors are set forth in Section 1 of our Corporate Governance Guidelines, which are available on our website at www.huntsman.com. These Guidelines require that a majority of directors on the Board must meet the criteria for independence required by the NYSE, and that each director functions consistent with the highest level of professional ethics and integrity. Each of our directors is expected to devote sufficient time and effort to learn the business of our company and the Board, to use his or her own unique skills and experiences to provide independent oversight to our business, to participate in a constructive and collegial manner, to exhibit a high level of commitment to our company and to exhibit independent thought and judgment. Although we do not have a separate diversity policy relating to the identification and evaluation of nominees for director, our Corporate Governance Guidelines require that the Governance Committee consider each candidate's background, ability, judgment, skills and experience in the context of the needs of the Board when evaluating director nominees. The Governance Committee believes it is important for Board members to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the chemical industry. These considerations help the Board as a whole to have the appropriate mix of characteristics, skills and experiences for the optimal functioning of the Board in its oversight of our company. As part of its periodic self-assessment process, the Governance Committee annually reviews and evaluates its performance, including overall composition of the Board and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our company.

Director Nomination Process

        The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee may use third-party search consultants to identify director candidates. The Governance Committee also welcomes stockholder recommendations for candidates for the Board. All stockholder recommendations must comply with the notice requirements contained in Section 2.8 of our Bylaws, which requires, among other things, detailed information concerning the stockholder making the proposal (and the beneficial owner on whose behalf the proposal is made, if any), the name and address of the stockholder and specific information concerning such stockholder's interests in our company's securities, including derivative instruments. In addition, the notice must include the recommended candidate's name, biographical data, qualifications, details regarding any material monetary agreements between the stockholder and the proposed nominee and a written questionnaire completed by the proposed nominee. Our Bylaws are available on our website at www.huntsman.com under the tab "Investor Relations." We will also furnish copies of our Bylaws to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com. For additional information about stockholder nominations, including nominations for the 2013 Annual Meeting of Stockholders, see "Stockholder Proposals and Director Nominations for the 2013 Annual Meeting."

        From time to time, the Governance Committee may request additional information from the nominee or the stockholder. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. The procedures set forth in Section 2.8 of our Bylaws are the exclusive means for a stockholder to make director nominations or submit other proposals before an annual or special meeting of the stockholders.

Stockholder Communications Policy

        Stockholders and other interested parties may communicate directly and confidentially with the Board, the non-management directors, the independent directors or the Lead Independent Director by sending a letter addressed to the intended recipients, c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or by sending an email specifying the intended recipients to CorporateSecretary@huntsman.com. The Corporate Secretary will review such communications and, if appropriate, forward them only to the intended recipients. Communications that do not relate to the responsibilities of the intended recipients as directors of Huntsman (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded. A copy of our Stockholder Communications Policy is available on our website at www.huntsman.com.

 Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines, and the Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available on our website at www.huntsman.com. We will also furnish copies of the guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        Among other matters, the guidelines provide for the following:

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  membership on the Board will be made up of a majority of independent directors who, at a minimum, meet the criteria for independence required by the NYSE;

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  each regularly scheduled Board meeting will include an executive session of the non-management directors;

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  the independent directors will meet in executive session at least once annually;

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  the Board and its committees each conduct an annual self-evaluation;

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  non-management directors are not permitted to serve as a director for more than three other public companies;

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  our Chief Executive Officer is not permitted to serve as a director for more than two other public companies;

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  directors are expected to attend all meetings of the Board and of the committees of which they are members;

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  directors not also serving as executive officers are required to offer their resignation effective at the next annual meeting of stockholders upon reaching their 75th birthday;

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  directors are required to offer their resignation upon a change in their principal occupation;

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  directors should function consistent with the highest level of professional ethics and integrity; and

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  to effectively discharge their oversight duties, directors have full and free access to our officers and employees.

Financial Code of Ethics and Business Conduct Guidelines

        The Board has adopted a Financial Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Among other matters, this code of ethics is designed to promote:

  •
  honest and ethical conduct;

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  avoidance of conflicts of interest;

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  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

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  compliance with applicable governmental laws and regulations and stock exchange rules;

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  prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

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  accountability for adherence to the code.

        In addition, the Board has adopted our Business Conduct Guidelines. The Board requires all directors, officers and employees to adhere to these guidelines in addressing the legal and ethical issues encountered in conducting their work. The Financial Code of Ethics and Business Conduct Guidelines are available on our website at www.huntsman.com. We will also furnish copies of the Financial Code of Ethics and Business Conduct Guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

Director Attendance at the Annual Meeting of Stockholders

        We believe that there are benefits to having members of the Board attend our annual meetings of stockholders. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at our annual meetings of stockholders should be strongly encouraged, but is not required. In 2011, all of the then-current directors attended the 2011 Annual Meeting of Stockholders in person.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Nolan D. Archibald, Wayne A. Reaud and Alvin V. Shoemaker each served on the Compensation Committee during 2011. None of the members who served on the Compensation Committee during 2011 has at any time been an officer or employee of our company or any of its subsidiaries nor had any substantial business dealings with our company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee of our company.

 COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

        The following Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2011. We refer to these individuals as "named executive officers." Our named executive officers for 2011 were Jon M. Huntsman, Executive Chairman of the Board, Peter R. Huntsman, President and Chief Executive Officer, J. Kimo Esplin, Executive Vice President and Chief Financial Officer, Anthony P. Hankins, Chief Executive Officer, Asia Pacific and Division President, Polyurethanes, and Simon Turner, Division President, Pigments.

Executive Summary

        As described in more detail throughout this Compensation Discussion and Analysis, the Company's executive compensation program is designed primarily to "pay for performance" based on an allocation among long-term and short-term components. We strive to establish a proper balance of risks in achieving goals designed to further our business objectives and create stockholder value. We believe our executive compensation programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.

        For 2011, the Company delivered strong operating and financial performance. The Compensation Committee believes these results were achieved both as a result of favorable market conditions and the leadership, vision and hard work of our executive team. The 2011 results include:

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  revenues improved 21% from 2010 ($11,221 million in 2011 compared to $9,250 million in 2010);

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  net income attributable to Huntsman Corporation was $247 million or $1.02 per diluted share compared to $27 million or $0.11 per diluted share in the prior year period;

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  adjusted EBITDA improved 39% from 2010 ($1,214 million in 2011 compared to $875 million in 2010); and

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  adjusted diluted income per share improved 104% from 2010 ($1.69 per diluted share compared to $0.83 per diluted shared for 2010.

        This performance exceeded beginning of the year external estimates and occurred at a time of considerable economic uncertainty given the slow pace and volatility of the economic recovery. In light of the strong performance of the Company during 2011 and the link to performance in our executive compensation arrangements, the Compensation Committee believes that the balanced compensation programs that were in place during 2011 operated as the Compensation Committee intended when it designed and implemented the programs, specifically:

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  Base salary—designed to be a fixed portion of total compensation and established at or near the median level of base pay for our peer group for most of our named executive officers;

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  Annual cash performance awards—payment is determined by the Compensation Committee based on performance against predetermined performance criteria; and

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  Equity-based compensation—awards were granted in 2011 at specified dollar values for each named executive officer, with a mix of restricted stock and stock options with values based on the grant date fair value of such awards.

        At the 2011 Annual Meeting, we held our first stockholder advisory vote, or "say-on-pay" proposal, to approve the compensation paid to our named executive officers in 2010. At that meeting, 97% of the total votes cast on the "say-on-pay" proposal were voted in favor of the proposal. In determining executive compensation for 2012, the Compensation Committee evaluated the results of the 2011 advisory vote on executive compensation and considered the overall stockholder support that our "say-on-pay" proposal received. For 2012, the Compensation Committee continued to apply the same compensation principles and philosophy, while making adjustments where necessary to further incentivize performance and align our executive officers' interests with those of our stockholders. We will continue to consider the outcome of our "say-on-pay" vote results when determining future compensation practices and pay levels for our named executive officers.

        At the 2011 Annual Meeting, an advisory vote was also held on the frequency of the "say-on-pay" proposal. As recommended by the Board, stockholders expressed their preference for an annual advisory vote on executive compensation, and we have implemented that recommendation.

        Although we evaluate our compensation programs on an annual basis, our compensation practices have remained substantially the same for several years. However, the Compensation Committee did make certain changes to our equity-based compensation program for 2011. In 2009 and 2010, we granted a greater proportion of restricted stock than stock options compared to prior years' grants. In 2011, we again changed the ratio to provide a greater proportion of stock options to restricted stock than in 2009 and 2010 in order to make a larger portion of total compensation dependent on the performance of our common stock.

        In this Compensation, Discussion and Analysis, we refer to our EBITDA, adjusted EBITDA and adjusted diluted income per share, which are non-GAAP financial measures. A presentation and reconciliation to the most directly comparable GAAP financial measures is contained on pages 59-64 of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 16, 2012.

Compensation Philosophy and Objectives

        Our executive compensation programs are designed to attract, motivate and retain executives critical to our long-term success and the creation of stockholder value. Our fundamental compensation philosophy is that performance should have a significant impact on compensation and, consequently, we attempt to closely link executive officers' total compensation with the achievement of annual performance goals and the long-term performance of our company. Management and the Compensation Committee believe that compensation decisions are complex and require careful review of individual and Company performance and chemical and general industry compensation levels. The Compensation Committee awards compensation to our executive officers based upon corporate, business division and individual performance and designs compensation so as to motivate executive officers to achieve strategic objectives and to continue to perform at the highest levels.

        Based on the objectives described above, we strive to maintain an executive compensation program that is structured to provide a total compensation package that, at expected levels of performance, is at or near the 50th percentile for our executive officers when compared to executives holding comparable positions or having similar qualifications in other similarly situated companies in our peer group, as discussed below. This is done because the Compensation Committee believes that it is necessary to retain key executives who may otherwise be incentivized to leave our company if a significant pay disparity existed between us and our competitors. Actual compensation may be above or below targets based on the performance of our company and the individual, with the opportunity to achieve greater compensation, at or near the 75th percentile, based on superior performance. This approach is intended to ensure that a significant portion of executive compensation is based on our financial and strategic performance and that our executive officers are awarded for superior performance.

        Our compensation philosophy is supported and accompanied by the following compensation governance provisions:

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  the opportunity for our stockholders to cast an advisory vote to approve the compensation of our named executive officers as described in Proposal No. 2 above;

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  the establishment and maintenance of an independent Compensation Committee;

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  the adoption and maintenance of stock ownership guidelines for officers and directors; and

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  the prohibition on executive officers engaging in short-term, hedging or speculative transactions involving shares of our common stock.

Elements of Executive Compensation

        The key elements of direct compensation for the executive officers are base salary, cash performance awards and equity-based compensation. This mixture of pay elements represents our belief that executive officers should have elements of their compensation tied to both short and long-term objectives and is the result of our historical pay practices, management recommendations and Compensation Committee determinations. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. Our executive officers also are eligible for elements of indirect compensation comprised of health and welfare benefits, retirement and savings plans and certain perquisites. The Compensation Committee considers each of the key elements and the indirect elements when evaluating the overall compensation program design.

        A detailed discussion of the specific elements of compensation awarded to our named executive officers for 2011 is set forth below in "Compensation Discussion and Analysis—2011 Executive Compensation."

        Annual Base Salary.    Management makes recommendations to the Compensation Committee regarding the annual base salary of each of the executive officers, other than the Executive Chairman and the Chief Executive Officer, and establishes base salaries that it believes are sufficient to attract and retain individuals with the qualities it deems necessary for our long-term financial success and that are competitive in the marketplace. For the Executive Chairman and the Chief Executive Officer, management and the compensation consultant provide the Compensation Committee information from which the Compensation Committee makes determinations regarding their annual base salaries.

        An executive officer's base salary generally reflects the officer's responsibilities, tenure, job performance, special circumstances (such as overseas assignments) and the market for the executive's services. The Compensation Committee reviews the base salary of each executive officer on an annual basis. In addition to these annual reviews, the Compensation Committee may, at any time, review the salary of an executive who has received a significant promotion, whose responsibilities have changed significantly or who is subject to competitive pressure. Any adjustments are based on the results of the annual review of market pay data, changes in the cost of living, job performance or the expansion of duties and responsibilities. No pre-determined weight or emphasis is placed on any one of these factors.

        Annual Incentive Program.    Our annual incentive program enables executive officers and other key employees to earn an annual cash performance award based on strong performance against predetermined criteria. The potential payments available under the annual incentive program for the named executive officers depend on the attainment of performance goals recommended by management and approved by the Compensation Committee at the beginning of the year. Furthermore, as part of the annual cash performance award process, the Compensation Committee undertakes a subjective evaluation of each executive officer's performance and success in areas it believes to be significant to us as a whole or to a particular business unit or function. For 2012, the Compensation Committee determined to make certain changes to the annual cash performance award evaluation process for the Executive Chairman. The Executive Chairman's 2012 cash performance award will be based 50% on financial components, consisting of adjusted EBITDA and net operating cash flow, and 50% on strategic components established by the Compensation Committee.

        Long-Term Equity-Based Compensation.    Our long-term equity-based compensation awards are designed to align our executive team's interests with the interests of our stockholders by tying a significant portion of total compensation to the performance of our common stock. The Compensation Committee believes that grants of long-term equity-based awards to executive officers encourage them to remain with and devote their best efforts to our company and enhance our ability to attract and retain the services of executives essential for our growth and profitability.

        We provide executives with long-term equity-based compensation through the Huntsman Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan"), which was most recently approved by our stockholders on November 4, 2009. The Stock Incentive Plan permits the granting of a variety of stock and stock-based awards. The awards are granted according to a pre-determined schedule developed by management and the Compensation Committee and approved by the Compensation Committee during the first quarter of each year. Pursuant to this schedule, grants of equity-based awards are typically made during the first quarter.

        In determining the allocation of awards each year, the Compensation Committee assesses the risk profile of our long-term equity-based award practices and determines whether the appropriate level of risk is accounted for in the mix of restricted stock and stock option awards granted and makes changes as appropriate. We believe that this mix of restricted stock and stock options supports our strategic objectives and we have used this mix to obtain the benefit of each of these types of awards. Restricted stock provides value that continues to exist and creates an ongoing retention benefit during times in which our stock price is depressed, including times of general economic downturns similar to the one recently experienced, whereas stock options provide the opportunity for employees to achieve a higher value and thus create additional motivation for employees to strive for superior performance. We provide phantom shares in lieu of restricted stock in foreign jurisdictions where tax treatment is more favorable for the recipient with respect to this type of award. Other than awards granted to the Executive Chairman, we granted equity awards in 2009 and 2010 with values of 70% in restricted stock and 30% in stock options based on the grant date fair value of such awards. In 2011, we granted equity awards with values of 50% in restricted stock or phantoms shares and 50% in stock options based on the grant date fair value of such awards in order to make a larger portion of total compensation dependent on the performance of our common stock..

        Special Project Bonuses.    From time to time, our Chief Executive Officer and our Senior Vice President, Global Human Resources may make recommendations to the Compensation Committee to award special project bonuses in order to reward successful completion of strategic objectives. These project bonuses are customarily related to special initiatives.

        Health and Welfare Benefits.    We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides health and welfare and retirement programs comparable to those provided to employees and executives at other companies in the chemicals industry. Executive officers participate in our health and welfare programs on the same basis as our other employees.

        Retirement and Savings Plans.    We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides retirement and savings programs comparable to those provided to employees and executives at other companies in the chemical industry and the general market. The benefit plan descriptions below in the narratives following the "—Pension Benefits in Fiscal 2011" and "—Nonqualified Deferred Compensation in Fiscal 2011" tables provide an explanation of the major features of our retirement and savings plans. Executive officers participate in our qualified retirement and savings plans on the same basis as other employees. We provide defined benefit pension plans, including the Huntsman Defined Benefit Pension Plan (a tax qualified defined benefit pension plan) and the Huntsman Supplemental Executive Retirement Plan (a non-qualified supplemental pension plan for executives who exceed the qualified plan limitations). Employees in foreign jurisdictions participate in the retirement and savings plans mandated by applicable law. In addition, we provide the Huntsman Pension Scheme to our U.K. employees in the Polyurethanes segment, such as Mr. Hankins. We provide the Tioxide Pension Fund to our U.K. employees in the Pigments segment, such as Mr. Turner, who is also a participant in the non-qualified supplemental Huntsman Global Pension Scheme.

        We also provide executive officers the opportunity to participate in up to four defined contribution savings plans: a salary deferral plan (the "401(k) Plan"); a supplemental savings plan (the "Supplemental Savings Plan"); a money purchase pension plan (the "MPP"); and a supplemental executive money purchase pension plan (the "SEMPP"). In addition, officers in the U.K are eligible for the Huntsman UK Pension Plan.

        Perquisites.    We provide additional compensation to our Chief Executive Officer and other named executive officers in the form of perquisites for the convenience of executives in meeting the demands of their positions. The Compensation Committee reviews our policies with respect to perquisites and considers whether, and to what extent, it may be appropriate for our Chief Executive Officer and the other named executive officers to reimburse our company for perquisites.

  •
  Foreign Assignment Policy—We maintain a comprehensive expatriation program to address the range of financial implications associated with international assignments. This program provides assistance in the form of education and language support, housing allowances, transportation of personal belongings, tax equalization and international living or hardship allowances when deemed appropriate. Of our named executive officers, only Mr. Hankins participates in the expatriation program.

  •
  Aircraft Use Policy—In August 2005, the Board adopted an Aircraft Use Policy to carefully manage use of our aviation assets in a manner that best meets the goals of improving senior management's effectiveness and availability. Under this policy, the Executive Chairman of the Board, Chief Executive Officer, any Executive Vice President and any Division President may have personal use of Company aircraft to the extent that such person pays for the costs of such use pursuant to an aircraft time-sharing agreement. Notwithstanding the foregoing, to mitigate security concerns and to maximize time available to spend on company business, the Compensation Committee may permit the Executive Chairman of the Board and the Chief Executive Officer to have personal use of Company aircraft without cost subject to its availability. The Compensation Committee may limit such use in any given calendar year to a specified number of hours. For 2011, such use by our Executive Chairman was limited to 150 flight hours and such use by the Chief Executive Officer was unlimited. We do not make gross-up payments for out-of-pocket tax obligations resulting from personal use of our company aircraft.

  •
  Company Car—We provide executive officers with leased vehicles for business use, which the executives may also use for personal transportation. Executive officers are responsible for the taxes on imputed income associated with the personal use of this company provided transportation.

        Employment Agreements.    We do not generally enter into employment agreements with our executive officers. However, in accordance with our practice with respect to employees on assignment in a foreign country, Mr. Hankins entered into a letter agreement on November 1, 2000 with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. The primary purpose of this letter agreement is to provide Mr. Hankins with details regarding repatriation to his home country following the completion of his foreign assignment. This letter agreement also defines the initial elements of Mr. Hankins' compensation package, including base salary and a cash performance award, and it provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of his annual salary.

        Executive Severance Plan.    For executive officers who do not have employment agreements with our company, we provide payments and benefits upon an event of severance or change of control through the Huntsman Executive Severance Plan (the "Executive Severance Plan"). We established the Executive Severance Plan to remain competitive with other companies against whom we compete for executive talent, which commonly have employment agreements with their executives that provide for severance payments and benefits. As citizens of the U.K., Messrs. Hankins and Turner are entitled participants in their respective business severance plans. At the time of a termination, payout potential from both the Executive Severance Plan and their respective U.K. business plan would be considered, then the plan generating the more generous payout would be used. A description of the Executive Severance Plan and other arrangements relevant to post-employment compensation is found below under the heading "Potential Payments upon Termination or Change of Control."

Annual Review of Executive Compensation

        The Compensation Committee, management and an external compensation consultant each play a key role in the annual review, evaluation and approval of our executive compensation programs as further described below.

        Compensation Committee.    The Compensation Committee has authority and responsibility for the review, evaluation and approval of the compensation structure and level for all of our executive officers. This includes the articulation of a compensation philosophy, and implementation of policies and plans covering our executive officers. In making its decisions regarding each executive officer's compensation, the Compensation Committee considers the nature and scope of all elements of the executive's total compensation package, the executive's responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals.

        The Compensation Committee reviews different components of compensation at different meetings during the year. Each time a component is reviewed, the Compensation Committee considers input from management and the external compensation consultant. After these consultations, the Compensation Committee considers each executive's performance including through reports from other members of senior management (for all executives other than our Chief Executive Officer and our Executive Chairman) and, in many cases, personal observation. The Compensation Committee considers all of the information provided to them to arrive at individual compensation decisions.

        In addition, the Compensation Committee and all other independent members of the Board conduct an annual review and approval of each element of the annual compensation of the Executive Chairman and the Chief Executive Officer. This review includes an evaluation of performance, corporate goals and objectives relevant to compensation, and compensation under various circumstances, including upon retirement or a change in control. In connection with this review, the Compensation Committee receives advice from the external compensation consultant.

        Executive Management.    Our Chief Executive Officer sets our strategic direction and strives to promote compensation programs that motivate executives' and employees' behavior consistent with strategic objectives. Our Chief Executive Officer is assisted by our Senior Vice President, Global Human Resources, who provides assistance with the design and development of compensation programs, the interpretation of data and the effects of adjustments and modifications to compensation programs. Our Chief Financial Officer and our General Counsel also assist our Chief Executive Officer by advising on legal and financial considerations relevant to these programs.

        Under the direction of the Compensation Committee and in coordination with the compensation consultant, management coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of the officer's historical pay and career development, individual and corporate performance, competitive practices and trends and various compensation issues. Based on the results of this review, management makes recommendations to the Compensation Committee regarding each element of compensation for each of the executive officers, other than the Chief Executive Officer and the Executive Chairman. Our Chief Executive Officer also provides the Compensation Committee with his evaluation of performance of each executive officer other than our Executive Chairman during the prior year for their consideration.

        Compensation Consultant.    The Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to the Compensation Committee. The role of the compensation consultant is to advise the Compensation Committee in its oversight role, advise management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of the programs. The compensation consultant attends Compensation Committee meetings as requested by the Compensation Committee. In 2011, the Committee retained Meridian Compensation Partners, LLC ("Meridian") as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive and director compensation and corporate governance. Meridian reports directly to the Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services.

        Services performed by Meridian for the Compensation Committee during 2011 included evaluation of levels of executive and director compensation as compared to general market compensation data and peer companies' compensation data, evaluation of proposed compensation programs or changes to existing programs, provision of information on current executive compensation trends, and updates regarding applicable legislative and governance activity.

        Compensation Peer Analysis.    As an important consideration in determining the appropriate amount for each element of the executive officers' total compensation (base salary, cash performance awards and long-term equity-based compensation), the Compensation Committee considers the compensation paid for similar positions at other companies within a peer group of companies, which we refer to as our peer group. The peer group is comprised of companies against whom we compete in the global chemical industry for executives, key employees and outside directors. The selected peer companies fall within a range of comparison factors (both above and below us) such as revenue, market capitalization and net income. For example, the median revenue for our peer group in 2010 was $9.9 billion and our company's 2010 revenue was $9.3 billion. The peer group data supplied by the compensation consultant to the Compensation Committee is not adjusted based on any of these factors. The list of companies that comprise the peer group was initially developed in 2005 and was subsequently modified based on suggestions from the compensation consultant and finalized based on input from our management and the Chairman of the Compensation Committee. Some variation in the composition of this group may take place from year to year based on an analysis provided by the compensation consultant that is reviewed for appropriateness by the Compensation Committee;

however, no changes were made to our peer group in 2010 or 2011. Our peer group for purposes of 2011 compensation decisions is comprised of the following eleven companies:

  •
  3M Company

  •
  Air Products and Chemicals Incorporated

  •
  Avery Dennison Corporation

  •
  Dow Chemical Company

  •
  EI du Pont de Nemours and Company

  •
  Eastman Chemical Company

  •
  Monsanto Chemical Company

  •
  OM Group Incorporated

  •
  PPG Industries Incorporated

  •
  Praxair Incorporated

  •
  Sherwin-Williams Company

        This competitive market data provides a frame of reference for the Compensation Committee when evaluating executive compensation, but is not the only factor considered for our executives' compensation. In addition to the peer group noted above, the Compensation Committee uses nationally recognized compensation surveys to assess the competitiveness of our executive compensation with the broader market of chemical and general industrial companies. These data are generally provided by the compensation consultant and are the product of published survey sources representing compensation amounts for similar positions at general industry and chemical industry companies. The Compensation Committee uses data from these broad market surveys to provide additional information against which they can compare the competitiveness of our executive compensation. The Compensation Committee also uses data from these broad market surveys when comparable data is unavailable or limited within our peer group. This is the case for the Executive Chairman, and we use broad market surveys for comparative information in determining his compensation.

2011 Executive Compensation

        Mix of Compensation.    For 2011, the Compensation Committee set the mix of base salary, cash performance awards and equity-based compensation as a percentage of total potential direct compensation for each of the named executive officers as reflected in the following table.

	Percent of Potential Total Direct Compensation
Officer	Base Salary	Annual Incentive Program	Long-Term Equity-Based Awards
Jon M. Huntsman	15%	61%	24%
Peter R. Huntsman	20%	26%	54%
J. Kimo Esplin	30%	52%	18%
Anthony P. Hankins	36%	42%	22%
Simon Turner	30%	52%	18%

        The mixture of pay elements described above represents our belief that executive officers should have elements of their compensation tied to both short and long-term objectives. This pay mixture is the result of our historical pay practices, management recommendations and Compensation Committee determinations. In determining this mix of compensation for our named executive officers, the Compensation Committee considers how best to compensate the officer based on the Company's strategic objectives that are most closely associated with the officer's role. Accordingly, Jon M. Huntsman's compensation is based in large part on the overall performance of the Company. In addition, we have traditionally granted Jon M. Huntsman less proportional equity due to his substantial ownership stake in the Company. Peter R. Huntsman's compensation is weighted toward long-term equity-based awards as his role is to implement and oversee the long-term strategy of the Company. In 2011, the Compensation Committee determined to increase the target and maximum payouts available to our Chief Executive Officer under our annual incentive program as detailed below. The Compensation Committee made this change to bring his total compensation within the median range of compensation for comparable chief executives within our peer group. For other officers, we put a greater emphasis on annual cash compensation because of their direct ability to influence our financial and operational performance objectives on an annual basis.

        Annual Base Salary.    As part of its annual review cycle, in 2011 the Compensation Committee reviewed the annual base salary of each of our executive officers. The following table provides the base salary determinations for our named executive officers in fiscal years 2010 and 2011 and the percentage increase in their 2011 base salary from 2010:

	Base Salary		Percentage Increase From
Officer	2010	2011	2010 to 2011
Jon M. Huntsman	$1,200,000	$1,200,000	0%
Peter R. Huntsman	$1,500,000	$1,500,000	0%
J. Kimo Esplin(1)	$504,200	$575,000	14.0%
Anthony P. Hankins(1)	$537,600	$750,000	39.5%
Simon Turner(1)(2)	$369,521	$438,796	18.7%

(1)
Salary increases in 2011 took effect as of April 1, 2011.

(2)
Mr. Turner's base salary is based on an exchange rate of 1 GBP to 1.63 USD, being the exchange rate as of March 1, 2011. March 1, 2011 was an internal date used to estimate pro forma elements of compensation in 2011—a date in March is generally set for these purposes each year.

        In determining the base salary for each named executive officer in 2011, the Compensation Committee reviewed benchmark levels of compensation data for comparable executive officers within our peer group. We increased the salaries for each of Messrs. Esplin, Hankins and Turner to bring them closer to the median salaries for comparable positions within our peer group. Mr. Hankins had a greater proportional increase due to his promotion as Chief Executive Officer, Asia Pacific, a position he holds in addition to his role as Division President, Polyurethanes.

        Annual Incentive Program.    Our annual incentive compensation program for 2011 provided for target cash performance awards of 125% of base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers, with maximum possible cash performance awards set at 250% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers. The Chief Executive Officer previously had a target and maximum incentive awards of 100% and 200% of base salary, respectively. The target and maximum cash performance award amounts were set to align within the total compensation median range of those amounts for comparable executive positions within our peer group. Potential payout of individual cash performance awards was dependent upon both company performance and individual contributions to our success. In 2011, the Executive Chairman was eligible for a cash performance award of up to $5 million, the specific amount to be determined in the discretion of the Compensation Committee at year-end. The Executive Chairman has a higher proportion of his total potential compensation from cash performance awards than from long-term equity-based compensation in part due to his existing substantial ownership stake in the Company.

        The following table summarizes the cash performance award targets, performance components and corresponding weightings for each of our named executive officers for 2011 cash performance awards.

Officer	Target Incentive Award	Maximum Possible Incentive Award	Performance Components	Weightings
Jon M. Huntsman	n/a	$5,000,000	Compensation Committee discretion	100%
Peter R. Huntsman	$1,875,000	$3,750,000	Corporate adjusted EBITDA	60%
			Debt reduction, corporate net operating cash flow and compliance	20%
			Individual performance	20%
J. Kimo Esplin	$345,000	$690,000	Corporate adjusted EBITDA	50%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%
Anthony P. Hankins	$450,000	$900,000	Corporate adjusted EBITDA	20%
			Polyurethanes adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%
Simon Turner	$263,278	$526,555	Corporate adjusted EBITDA	20%
			Pigments Adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%

        The Compensation Committee selected these performance measures for use in the annual incentive program because of their importance to our operations. To achieve the maximum possible incentive award, an executive must achieve the maximum on each of the referenced performance components and for their individual performance. The Compensation Committee uses different weightings for each named executive officer in order to align annual incentives with the performance components most within the particular officer's control. For our Chief Executive Officer for 2011, compliance, net operating cash flow and debt reduction together comprised 20% of the total cash performance award. Each sub-component within this category was not assigned a specific weighting consistent with our Compensation Committee's desire to preserve its discretion in weighting these sub-components relative to then-current business conditions. Each of the performance measures is described in greater detail below.

        Adjusted EBITDA and Net Operating Cash Flow. The Compensation Committee used corporate and divisional adjusted EBITDA targets because both the Compensation Committee and our company believe that adjusted EBITDA is the primary measure by which our stockholders measure the financial performance of our company, thereby aligning the interests of management with the interests of our stockholders. Adjusted EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. The adjusted EBITDA measure used in connection with evaluation of cash performance awards is adjusted on the same basis and for the same factors as the adjusted EBITDA reported in our fiscal year-end earnings release. However, at the time the Compensation Committee determined the corporate adjusted EBITDA target for 2011, our company excluded unallocated foreign exchange gains or losses in our presentation of adjusted EBITDA and therefore achievement of adjusted EBITDA targets were measured with those items excluded. Currently, our company does not exclude this item from adjusted EBITDA.

        Adjusted EBITDA was calculated by eliminating the following from EBITDA: unallocated foreign exchange losses; loss on early extinguishment of debt; legal settlements; loss on accounts receivable securitization program; EBITDA from discontinued operations; acquisition expenses; expenses (income) associated with the terminated merger and related litigation; gains on the sales of businesses and assets; extraordinary gain (loss) on the acquisition of a business; gain on consolidation of a variable interest entity; and restructuring, impairment and plant closing costs (credits).

        Beyond corporate and divisional adjusted EBITDA, the Compensation Committee also identified corporate net operating cash flow as an important objective for 2011 consistent with the Company's strategic goals for debt reduction and improved liquidity. Achievement of the corporate net operating cash flows target constituted 20% of the possible cash performance award for all named executive officers other than the Executive Chairman and the Chief Executive Officer.

        For 2011, the Compensation Committee established threshold, target and maximum performance goals for each of the following performance measures to be achieved by our company and its divisions:

	2011 (in millions)
Performance Criteria	Threshold Goal (75% of target)	Target Goal (100% of target)	Maximum Goal (120% of target)
Corporate adjusted EBITDA	$865	$1,153	$1,383
Corporate net operating cash flow	$270	$360	$432
Polyurethanes adjusted EBITDA	$326	$435	$522
Pigments adjusted EBITDA	$206	$275	$330

        At achievement of 75% or less of the applicable target goal for these components, we would not pay the executive any incentive amount for that component. We scale the incentive amounts we pay for these components for achievement of percentages of target goal between 75% to 100% and 100% to 120% based on a linear progression between these points. In addition, if we achieve corporate adjusted EBITDA of less than 85% of the target goal, the payouts for all other components are capped at their target levels. If corporate adjusted EBITDA is less than 75% of target, then payment of incentive awards for any other component of the award is at the discretion of our Chief Executive Officer and the Compensation Committee. The Compensation Committee believes that requiring a minimum threshold be met to receive a cash performance award both aligns executives' interests with that of stockholders and prevents excessive cash performance award payments in times when our financial performance fails to meet our expectations.

        The 2011 targets were designed to require significant effort to achieve, yet to be realistic enough to incentivize our executive officers' performance. For example, the Compensation Committee set the corporate adjusted EBITDA target for 2011 at 132% of 2010 achievement. Divisional adjusted EBITDA targets were also set higher in 2011 than in 2010.

        For 2011, actual performance and performance as a percentage of targets were as follows:

Performance Criteria	2011 Performance (in millions)	Percentage of target
Corporate adjusted EBITDA	$1,203	104%
Corporate net operating cash flow	$294	82%
Polyurethanes adjusted EBITDA	$476	110%
Pigments adjusted EBITDA	$508	185%

        Compliance. The compliance component of the annual incentive program encompassed three discrete performance measures: (i) compliance with rules promulgated under the Sarbanes-Oxley Act of 2002 ("SOX") and corporate policies, (ii) environmental performance objectives and (iii) injury reduction objectives. All of our executive officers other than our Executive Chairman had performance objectives in these three areas. The Compensation Committee tied a portion of the executive officers' cash performance award to performance in these critical areas because it believes that this practice discourages risk-taking that focuses excessively on short-term profits at the sacrifice of the long-term health of our company.

        In 2011, achievement of the SOX and corporate policies objective constituted 6.7% of the total incentive award for all named executive officers other than our Chief Executive Officer. For 2011, the Compensation Committee established this compliance target as the fulfillment of all required training on corporate policies, the absence of any material weakness in our company's 404 audit as determined by the independent audit firm Deloitte & Touche and the achievement of process safety management targets. As required training on corporate policies was completed, no material weakness in Company's 404 audit was identified and the other objectives were achieved, this objective was achieved at or above target by all named executive officers.

        In addition, each named executive officer other than our Chief Executive Officer also had 6.7% of his annual incentive compensation eligibility tied to environmental performance objectives and 6.7% tied to injury reduction objectives (collectively referred to as "EH&S objectives"). The Company EH&S objectives were achieved at or above target in three of the past five years. For Mr. Esplin, these EH&S objectives related to the performance of our entire company and were determined by the Compensation Committee to be achieved below target on the environmental performance objectives and at target on the corporate recordable safety achievement for 2011. The EH&S objectives for Mr. Hankins related to only the EH&S performance of the Polyurethanes segment. Mr. Hankins was determined to be above target for both the environmental performance objectives and the safety objectives for 2011. Mr. Turner's EH&S objectives were focused on the Pigments segment and he was below the payout threshold on the safety objectives and above target for the environmental performance objectives.

        For our Chief Executive Officer for 2011, compliance, net operating cash flow and debt reduction together comprised 20% of the total annual incentive award. Each sub-component within this category was not assigned a specific weighting consistent with our Compensation Committee's desire to preserve its discretion in weighting these sub-components relative to then-current business conditions. The Compensation Committee considered the EH&S objectives related to the performance of our entire company and recognized our Chief Executive Officer's contribution to our compliance programs and our record year performance in the case of corporate recordable safety achievement. Therefore, the Compensation Committee awarded our Chief Executive Officer the maximum incentive for which he was eligible for this portion of his annual incentive award. Our Chief Executive Officer also received the full amount available for the individual performance component of his cash performance award based on his contributions to the success of our company and his role in our operations where he fulfills many of the duties of a chief operating officer.

        Based on the results discussed above for 2011, the Compensation Committee awarded the following cash performance awards to the named executive officers:

Officer	Percentage of Base Salary Earned
Peter R. Huntsman	177%
J. Kimo Esplin	59%
Anthony P. Hankins	60%
Simon Turner	100%

        For the Executive Chairman, the Compensation Committee primarily considered company performance in determining the amount of the cash performance award to be paid. The Committee also reviewed areas not easily measurable by objective standards, including his unique role and long tenure with our company. The company relies on the Executive Chairman's extensive experience and expertise in the chemical industry and the value of his name and continued involvement in our company. The Compensation Committee determined to award the Executive Chairman a cash performance award of 93% of his potential cash performance award in consideration of our strong performance and his successful leadership and strategic contributions in 2011.

        Long-Term Equity-Based Compensation.    In determining the types and amounts of equity-based awards to grant to each executive officer in 2011, the Compensation Committee considered the value of the equity award made to each named executive officer in 2010, taking into account any expansion of duties and job responsibilities. The Compensation Committee also reviewed analyses provided by the compensation consultant of the types and amounts of awards paid for similar positions at companies in our peer group and other chemical and general industrial companies. The Compensation Committee considered this information to provide a reference point as to how our named executive officers' award levels compare to the comparative companies. For 2011, grants were targeted at levels intended to represent an estimated potential value that, when combined with base salary and cash performance awards, would be near the peer group median value for total direct compensation (which includes base salary, cash performance awards and long-term equity-based compensation).

        The value of the awards approved by the Compensation Committee was then converted to a number of shares based on the grant date fair value of the respective award on the date of grant. The awards approved for the Chief Executive Officer and other named executive officers for 2011 were as follows:

Officer	Stock Options	Restricted Stock	Total Shares(1)
Jon M. Huntsman	0	113,701	113,701
Peter R. Huntsman	216,920	113,701	330,621
J. Kimo Esplin	54,230	28,425	82,655
Anthony P. Hankins	54,230	28,425	82,655
Simon Turner	46,231	24,233	70,464

(1)
Additional details regarding these grants are provided under "Executive Compensation—Grants of Plan-Based Awards in Fiscal 2011" below.

        Special Project Bonuses.    In 2008, our Pigments segment implemented an internal project aimed at aggressively improving performance and achieving strategic objectives. As head of the Pigments segment, Mr. Turner successfully achieved these objectives and delivered improvements in revenues and costs relative to competitors. Mr. Turner's potential bonus was capped at his 2010 salary and the Compensation Committee awarded Mr. Turner the full amount to be paid over two years, £113,350 in each of 2011 and 2012. The bonus paid in 2012 was for Mr. Turner's 2011 services. None of the other named executive officers received a special project bonus for services performed in 2011.

Compensation Policies and Practices as they Relate to Risk Management

        The Compensation Committee believes that our company's compensation program has been appropriately designed to provide a level of incentives that does not encourage our executive officers and employees to take unnecessary risks in managing their respective business divisions or functions and carrying out their employment responsibilities. As discussed above, a substantial portion of our executive officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive program is designed to reward annual financial and/or strategic performance in areas considered critical to the short- and long-term success of our company and features a cap on the maximum amount that can be earned in any single year. In addition, we measure performance on a variety of criteria other than Company profit to determine an executive's cash performance award, such as environmental, health and safety goals, cost saving initiatives and corporate compliance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of the long-term health of our company. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. Our executive stock ownership guidelines further support this long-term focus by requiring our executives to personally own and hold significant levels of our company's stock. In addition, we intend to implement a claw back policy once SEC regulations are final to discourage risk-taking that focuses excessively on short-term financial performance. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.

Equity Ownership Policy

        The Board has adopted Director and Executive Stock Ownership Guidelines (the "Guidelines"), which apply to our directors and executive officers. The Guidelines were amended and restated in 2010 to include directors and to adjust the Guidelines to account for the current market price of our common stock. The purpose of the Guidelines is to more closely align our directors' and executives' interests with our stockholders' and to encourage them to make decisions that will be in our long-term best interests—through all industry cycles and market conditions. The Guidelines require current directors and executive officers to achieve and maintain share ownership levels of our stock equal to five times base salary for the Chief Executive Officer, two times base salary for all other executive officers and three times annual retainer for directors. For a participant who was a directors or executive officer as of November 10, 2010, the Guidelines must be achieved based on that participant's 2010 base salary or annual retainer (as the case may be) and the closing common stock price on November 10, 2010. The stock ownership requirement for a director or executive officer who became subject to the Guidelines after November 10, 2010 is established based on his or her annual retainer or base salary at the time he or she becomes subject to the Guidelines and our closing common stock price for the day on which he or she becomes subject to the Guidelines. Once the stock ownership level is established, the number of shares of common stock needed to meet a participant's required ownership level generally does not change as a result of changes in annual base salary or annual retainer (as the case may be) or fluctuations in our common stock price. Shares that count toward satisfaction of the ownership requirement under the Guidelines include:

  •
  shares owned outright by the participant or his or her immediate family members residing in the same household;

  •
  shares held in trust or under a similar arrangement for the economic benefit of the participant;

  •
  restricted stock issued as part of a participant's long-term compensation, whether or not vested; and

  •
  shares, acquired upon option exercise, that the participant continues to hold.

        Participants are required to achieve their specified ownership levels within five years of their appointment as a director or executive officer. Current directors and executives were required to meet the stock ownership requirement under the Guidelines by December 31, 2010 in the case of executives subject to the Guidelines as of September 1, 2005 and December 31, 2015 in the case of directors who were not subject to the Guidelines before the 2010 amendment and restatement. Until these levels are achieved, participants are required to retain at least 50% of net shares delivered through our Stock Incentive Plan ("net shares" means the shares remaining after deducting shares for the payment of taxes and, in the case of stock options, after deducting shares for the exercise price of stock options). Shares acquired by a participant prior to application of the Guidelines to such participant are not subject to the retention restriction. Once achieved, the specified ownership level must be maintained for as long as the participant is subject to the Guidelines. Exclusions for estate planning, gifts to charity, education and primary residence apply to the retention requirement. However, exclusions do not affect the requirement that a participant achieve their specified ownership levels within the five-year period. In addition, hardship exemptions may be available in rare instances. A copy of the Guidelines is available on our website at www.huntsman.com.

        As of March 9, 2012, all of the named executive officers and directors were in compliance with the Guidelines. The following table provides the minimum share ownership target of each named executive officer and director and the percentage of the ownership guideline achieved by the officer or director as of the determination date:

Officer	Ownership	Share Ownership Target	% of Guideline Achieved
Jon M. Huntsman	2x	174,800	100%
Peter R. Huntsman	5x	546,200	100%
J. Kimo Esplin	2x	73,400	100%
Anthony P. Hankins	2x	78,300	100%
Simon Turner	2x	53,900	100%
Nolan D. Archibald	3x	26,200	100%
Mary C. Beckerle(1)	3x	18,000	81%
M. Anthony Burns	3x	26,200	100%
Patrick T. Harker	3x	26,200	100%
Jon M. Huntsman, Jr.(1)	3x	30,200	34%
Robert J. Margetts(1)	3x	26,200	87%
Wayne A. Reaud	3x	26,200	100%
Alvin V. Shoemaker	3x	26,200	100%

(1)
These directors were appointed in 2010, 2011 and 2012. Pursuant to the Guidelines, directors have five years to achieve their respective stock ownership level.

Prohibited Transactions

        Our Insider Trading Policy includes trading restrictions for all employees and related persons preventing such persons from engaging in short-term, hedging or speculative transactions in our company's securities. Such persons may not execute transactions in short sales, options, such as puts and calls, or any other derivative securities or margin accounts. In addition, persons subject to the policy must exercise caution when holding securities in a margin account where such securities may be pledged as collateral.

Accounting and Tax Treatment of the Elements of Compensation

        We account for stock-based awards, including stock options and restricted stock awards, in accordance with FASB ASC Topic 718 Compensation-Stock Compensation ("FASB ASC Topic 718") (formerly Statement of Financial Accounting Standards No. 123R).

        The financial reporting and income tax consequences to our company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation—while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

        In making its compensation decisions, the Compensation Committee has considered the implications of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code disallows a tax deduction by us for individual executive compensation exceeding $1 million in any taxable year for our Chief Executive Officer and the other three most highly compensated senior executive officers (other than our Chief Executive Officer and Chief Financial Officer), unless the compensation is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements. As a result, the Compensation Committee designs much of the total compensation packages for the named executive officers to qualify for the exemption of

"performance-based" compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible within Section 162(m) when necessary for competitive reasons, to attract or retain a key executive, to enable us to retain flexibility in maximizing our pay for performance philosophy or where achieving maximum tax deductibility would not be in our best interest.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed Huntsman Corporation's Compensation Discussion and Analysis for the fiscal year ended December 31, 2011 as set forth above with Huntsman management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

  COMPENSATION COMMITTEE,

  Nolan D. Archibald, Chair
  Wayne A. Reaud
  Alvin V. Shoemaker

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table details compensation earned in the fiscal years ending 2011, 2010 and 2009 by our named executive officers. Our compensation policies are discussed in "Compensation Discussion and Analysis" above.

Name and Principal Position	Year	Salary	Bonus(1)	Stock awards(2)	Option awards(3)	Non-equity incentive plan compensation(4)	Change in pension value & nonqualified deferred compensation earnings(5)	All other compensation(6)	Total
Jon M. Huntsman	2011	$1,200,000	$4,650,000	$2,000,000	$0	$0	$510,083	$381,594	$8,741,677
Exec Chairman	2010	$1,200,000	$3,000,000	$1,000,000	$0	$0	$352,041	$286,582	$5,838,623
of the Board	2009	$1,008,333	$1,800,000	$0	$0	$0	$115,550	$182,664	$3,106,547
Peter R. Huntsman	2011	$1,500,000	$0	$2,000,000	$2,000,000	$2,655,200	$1,544,518	$465,892	$10,165,610
President, CEO &	2010	$1,500,000	$0	$2,450,000	$1,050,000	$3,000,000	$1,115,375	$493,053	$9,608,428
Director	2009	$1,464,500	$2,064,500	$1,036,000	$196,000	$2,400,000	$938,285	$132,308	$8,231,593
J. Kimo Esplin	2011	$557,300	$0	$500,000	$500,000	$340,600	$285,523	$106,120	$2,289,543
Executive VP and	2010	$504,200	$0	$525,000	$225,000	$401,100	$232,134	$153,177	$2,040,611
CFO	2009	$489,500	$470,700	$490,000	$210,000	$446,500	$189,227	$55,698	$2,351,625
Anthony P. Hankins(7)	2011	$696,000	$0	$500,000	$500,000	$450,000	$2,629,244	$276,276	$5,051,520
CEO Asia Pacific and	2010	$537,600	$0	$525,000	$225,000	$314,200	$1,016,074	$348,185	$2,966,059
Division President,	2009	$521,900	$501,800	$385,000	$165,000	$455,200	$0	$298,969	$2,327,869
Polyurethanes
Simon Turner(8)	2011	$421,477	$184,761	$426,250	$426,250	$440,100	$333,236	$129,612	$2,361,686
Division President,
Pigments

(1)
For more information regarding the amount that was earned by Jon M. Huntsman in 2011 and paid during the first quarter of 2012, please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Program" and "—2011 Executive Compensation—Annual Incentive Program." For 2011, the Compensation Committee awarded Mr. Turner a discretionary bonus of £113,350 paid in 2012 in connection with an internal project related to our Pigments segment aimed at improving performance and achieving strategic objectives. Please see "Compensation Discussion and Analysis—2011 Executive Compensation." The amounts reported for Mr. Turner are based on an exchange rate of 1 GBP to 1.63 USD, being the exchange rate as of March 1, 2011 (which is the internal date used to estimate pro forma elements of compensation).

(2)
This column reflects the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of stock-based awards, fair value is calculated using the closing price of our stock on the date of grant. For information on the valuation assumptions with regard to restricted stock expenses, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2011, 2010 or 2009, respectively, as filed with the SEC. These amounts reflect the fair value of the restricted stock awards on the date of grant and may not correspond to the actual value that will be recognized by the named executive officers.

(3)
This column reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The fair value of each stock option award is determined on the date of the grant using the Black-Scholes valuation model. For information on the valuation assumptions regarding option awards, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2011, 2010 or 2009, respectively, as filed with the SEC.

(4)
This column reflects the cash performance awards that were earned for 2011 and paid during the first quarter of 2012, which are discussed in further detail under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Program" and "—2011 Executive Compensation—Annual Incentive Program."

(5)
This column reflects the amount of any change in pension value in 2011 for each of the named executive officers. See "—Pension Benefits in Fiscal 2011" for additional information, including the present value assumptions used in this calculation. None of the named executive officers had above-market or preferential earnings on non-qualified deferred compensation during 2011. See "—Nonqualified Deferred Compensation in Fiscal 2011" for additional information.

(6)
The methodology used to compute the aggregate incremental cost of perquisites and other personal benefits for each individual named executive officer is based on the total cost to our company when the total cost of those perquisites and personal benefits exceeds $10,000 in the aggregate for a named executive officer. The table below details the components reported in the "All other compensation" column of the

  Summary Compensation Table for 2011. Amounts in the table were either paid directly by us or were reimbursed by us to the named executive officers.

						Company Contribution
Name	Personal Use Auto	Personal Use Aircraft	Air Travel Allowance	Foreign Assignment	Loan Balance	401(k) Plan	Supp Savings Plan	Money Purchase Pension	SEMPP	UK DC Pension	Tax Gross-up	Total
Jon M. Huntsman(a)	$8,604	$372,990	—	—	—	—	—	—	—	—	—	$381,594
Peter R. Huntsman(b)	$642	$91,942	—	—	—	$4,900	$3,350	$19,600	$340,400	—	$5,058	$465,892
J. Kimo Esplin(c)	$7,230	—	$2,000	—	—	$4,900	$14,268	$19,600	$57,072	—	$1,050	$106,120
Anthony P. Hankins(d)	—	—	—	$103,420	—	$4,900	$13,804	$19,600	$61,288	—	$73,264	$276,276
Simon Turner(e)	$15,573	—	—	—	$8,693	—	—	—	—	$96,940	$8,406	$129,612

(a)
The Company cost for personal use of our aircraft is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 102.8 personal flight hours used by Jon M. Huntsman during 2011. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits.

(b)
The Company cost for personal use of our aircraft is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 27 personal flight hours used by Peter R. Huntsman during 2011. During 2011, we contributed $343,750 in the aggregate to the SEMPP and Supplemental Savings Plan on Mr. Peter R. Huntsman's behalf and have included this total amount in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $5,058 to gross-up Medicare taxes associated with our contributions to these plans. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits.

(c)
During 2011, we contributed $71,340 to the SEMPP and Supplemental Savings Plan on Mr. Esplin's behalf and have included this amount in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $1,050 to gross-up Medicare taxes associated with our contributions to these plans. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits, and see "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2011—Air Travel Allowance" for additional information regarding air travel allowance benefits.

(d)
As a citizen of the U.K. with residence in the U.S., we incurred foreign assignment costs on Mr. Hankins' behalf during 2011 that included $51,204 in housing allowances and costs and $52,216 for perquisites such as membership dues reimbursement and international location allowance. During 2011, we contributed $75,092 in the aggregate to the SEMPP and Supplemental Savings Plans on Mr. Hankins' behalf and have included this in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $1,105 to gross-up Medicare taxes associated with our contributions to these plans. In addition, we incurred $72,159 in tax gross-ups and equalization associated with Mr. Hankins' foreign assignment.

(e)
During 2011, we contributed $96,940 in the aggregate to the Huntsman UK Pension Plan on Mr. Turner's behalf and have included this in our Pension Benefits Table below. Associated with the nonqualified Huntsman Global Pension Plan, we incurred $8,406 to gross-up taxes associated with our contributions to this plan. Mr. Turner's compensation is based on an exchange rate of 1 GBP to 1.63 USD, being the exchange rate as of March 1, 2011 (which is the internal date used to estimate pro forma elements of compensation).

(7)
The change in pension value in 2009 for Mr. Hankins was ($757,218), but is shown as zero in the Summary Compensation Table in accordance with applicable rules of the SEC. For reporting purposes, the 2011 pension value for Mr. Hankins' has been converted using an exchange rate of 1 GBP to 1.63 USD being the exchange rate as of March 1, 2011 (which is the internal date used to estimate pro forma elements of compensation).

(8)
For reporting purposes, the 2011 pension value for Mr. Turner has been converted using an exchange rate of 1 GBP to 1.63 USD, being the exchange rate as of March 1, 2011 (which is the internal date used to estimate pro forma elements of compensation).

Grants of Plan-Based Awards in Fiscal 2011

        The following table provides information about non-equity cash performance awards granted through our annual incentive program and equity awards granted through our Stock Incentive Plan to the named executive officers in 2011. The date of action indicates the date equity award values were approved by our Compensation Committee.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
							Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
	Grant Date				All Other Stock-Based Awards(2)	All Other Option Awards(3)
Name		Threshold	Target	Max
		($)	($)	($)	(#)	(#)	($/Sh)	($)
Jon M. Huntsman	02/02/11	—	—	—	113,701	—	—	$2,000,000
Peter R. Huntsman	02/02/11	$0	$1,875,000	$3,750,000	—	—	—	—
	02/02/11	—	—	—	113,701	—	—	$2,000,000
	02/02/11	—	—	—	—	216,920	$17.59	$2,000,000
J. Kimo Esplin	02/02/11	$0	$345,000	$690,000	—	—	—	—
	02/02/11	—	—	—	28,425	—	—	$500,000
	02/02/11	—	—	—	—	54,230	$17.59	$500,000
Anthony P. Hankins	02/02/11	$0	$450,000	$900,000	—	—	—	—
	02/02/11	—	—	—	28,425	—	—	$500,000
	02/02/11	—	—	—	—	54,230	$17.59	$500,000
Simon Turner	02/02/11	$0	$263,278	$526,555	—	—	—	—
	02/02/11	—	—	—	24,233	—	—	$426,250
	02/02/11	—	—	—	—	46,231	$17.59	$426,250

(1)
This column shows cash performance awards granted to our named executive officers under our annual incentive program for 2011. See the chart and accompanying narrative disclosure in "Compensation Discussion and Analysis—2011 Executive Compensation—Annual Incentive Program" for additional information with respect to these amounts.

(2)
This column shows the number of restricted shares granted under the Stock Incentive Plan to the named executive officers in 2011. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share and each restricted share entitles the individual to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock.

(3)
This column shows the number of nonqualified options granted under the Stock Incentive Plan to the named executive officers in 2011. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date.

(4)
The exercise price of the nonqualified options disclosed in this column is equal to the closing price of our common stock on the New York Stock Exchange on the date of grant.

(5)
This column shows the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. These awards are not subject to performance conditions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2011

        The following is a discussion of material factors necessary to obtain an understanding of the information disclosed under "—Summary Compensation Table" and "—Grants of Plan-Based Awards in Fiscal 2011."

  Foreign Assignment

        Consistent with the Company's foreign assignment policy, Mr. Hankins receives payments in connection with his foreign assignment to work in the United States. For more information regarding Mr. Hankins' letter agreement with the Company, please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Employment Agreements" above.

  Air Travel Allowance.

        Pursuant to our Business Expense and Travel Policy, we offer all employees the opportunity to receive an air travel allowance to encourage cost savings for the Company. When an employee is authorized to fly business class but chooses to fly coach class, the Company pays the employee an amount equal to half the difference between the lowest roundtrip business class ticket and the fair paid up to a maximum of $2,000.

  Annual Cash Performance Incentive Awards

        For the named executive officers (other than Jon M. Huntsman who was eligible for a maximum award of $5 million), our annual incentive program for 2011 provided for target cash performance awards of 125% of base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers, with maximum possible annual incentive compensation set at 250% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers. Potential payout of individual cash performance awards was dependent upon both company performance and individual contributions to our success. The performance measures were selected for use in the annual incentive program because of their importance to our operations. See "—2011 Executive Compensation—Annual Incentive Program" for more information regarding the applicable performance measures. To achieve the maximum possible incentive award, an executive must achieve the maximum on each of the applicable performance components and for their individual performance. Jon M. Huntsman's annual incentive award was based entirely on the discretion of the Compensation Committee.

        Based on the results for 2011, the Compensation Committee awarded the following cash performance awards to the named executive officers:

Officer	Percentage of Base Salary Earned
Peter R. Huntsman	177%
J. Kimo Esplin	59%
Anthony P. Hankins	60%
Simon Turner	100%

        The dollar amounts actually paid to the named executive officers as cash performance awards for 2011 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, except that the $4.65 million cash performance award paid to Jon M. Huntsman for 2011 is reported in the Bonus column.

  Equity Awards under the Stock Incentive Plan

        For executive officers, other than Jon M. Huntsman, we grant awards of restricted stock and stock options. Restricted stock awards vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share and to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date. See "—Potential Payments upon Termination or Change in Control" for the treatment of equity awards in certain termination scenarios and upon the occurrence of a change in control.

  Explanation of Amount of Salary and Cash Performance Awards in Proportion to Total Compensation

        The key elements of direct compensation for the named executive officers in 2011 were base salary, cash performance awards and equity-based compensation. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. The mix of these elements during 2011 for each of the named executive officers is illustrated in more detail under "Compensation Discussion and Analysis—2011 Executive Compensation."

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table provides information on the current holdings of stock options and stock awards by the named executive officers from our Stock Incentive Plan. The market value of the stock awards is based on the closing market price of our stock on December 31, 2011, which was $10.00.

		Option Awards(1)
						Stock Awards(2)
		Securities Underlying Unexercised Options
						Shares or Units of Stock that have not vested	Market Value of Shares or Units of Stock that have not vested(3)
	Date of Award			Exercise Price	Expiration Date
Name		Exercisable	Unexercisable
		(#)	(#)	($)		(#)	($)
Jon M. Huntsman(4)	02/02/11	—	—	—	—	113,701	$1,137,010
	02/23/10	—	—	—	—	49,382	$493,820
Peter R. Huntsman(5)	02/02/11	0	216,920	$17.59	02/02/21	113,701	$1,137,010
	02/23/10	50,072	100,143	$13.50	02/23/20	120,987	$1,209,870
	03/02/09	266,667	133,333	$2.59	03/02/19	133,333	$1,333,330
	02/20/07	464,785	0	$20.66	02/20/17	—	—
	03/01/06	374,618	0	$20.50	03/01/16	—	—
	02/10/05	454,950	0	$23.00	02/10/15	—	—
J. Kimo Esplin(6)	02/02/11	0	54,230	$17.59	02/02/21	28,425	$284,250
	02/23/10	10,730	21,459	$13.50	02/23/20	25,926	$259,260
	03/02/09	285,714	142,857	$2.59	03/02/19	63,063	$630,630
	02/20/07	110,663	0	$20.66	02/20/17	—	—
	03/01/06	93,655	0	$20.50	03/01/16	—	—
	02/10/05	157,483	0	$23.00	02/10/15	—	—
Anthony P. Hankins(7)	02/02/11	0	54,230	$17.59	02/02/21	28,425	$284,250
	02/23/10	10,730	21,459	$13.50	02/23/20	25,926	$259,260
	03/02/09	114,490	112,245	$2.59	03/02/19	49,550	$495,500
	02/20/07	66,398	0	$20.66	02/20/17	—	—
	03/01/06	56,193	0	$20.50	03/01/16	—	—
	02/10/05	157,483	0	$23.00	02/10/15	—	—
Simon Turner(8)	02/02/11	0	46,231	$17.59	02/02/21	24,233	$242,330
	02/23/10	7,153	14,306	$13.50	02/23/20	17,284	$172,840
	03/02/09	76,530	76,531	$2.59	03/02/19	33,784	$337,840
	02/20/07	22,133	0	$20.66	02/20/17	—	—
	03/01/06	18,731	0	$20.50	03/01/16	—	—
	02/10/05	13,998	0	$23.00	02/10/15	—	—

(1)
Option awards vest and become exercisable ratably in three equal annual installments on the first three anniversaries of each respective grant date. Outstanding option awards granted on February 10, 2005, March 1, 2006, and February 20, 2007 are 100% vested. No option awards were granted in 2008. Outstanding option awards granted on March 2, 2009 are 66 2/3% vested and vest as to 100% on March 2, 2012.

  Outstanding option awards granted February 23, 2010 are 33 1/3% vested and vest as to 66 2/3% on February 23, 2012, and 100% on February 23, 2013. Outstanding option awards granted on February 2, 2011 vest 33 1/3% on February 2, 2012, 66 2/3% on February 2, 2013, and as to 100% on February 2, 2014.

(2)
Restricted stock awards vest and lapse their associated restrictions ratably in three equal annual installments on the first three anniversaries of each respective grant date. Restricted stock awards have generally been granted on the same day as option awards and vest on the same schedule as footnoted for option awards above. Restricted stock awards granted on February 2, 2011 vest 33 1/3% on February 2, 2012, 66 2/3% on February 2, 2013, and 100% on February 2, 2014.

(3)
The market value of unvested stock reported in this column is calculated by multiplying $10.00, the closing market price of our stock at the end of 2011, by the number of unvested restricted shares as of December 31, 2011 for each grant listed above.

(4)
Jon M. Huntsman was not awarded stock or option awards from the date of our initial public offering through the end of 2009. On February 23, 2010, we granted Jon M. Huntsman 74,074 shares of restricted stock. On February 2, 2011, we granted Jon M. Huntsman 113,701 shares of restricted stock.

(5)
On February 26, 2008, we granted Peter R. Huntsman 135,274 shares of restricted stock. On March 2, 2009, we granted Peter R. Huntsman 400,000 options at an exercise price of $2.59, and 400,000 shares of restricted stock. On February 23, 2010, we granted Peter R. Huntsman 150,215 options at an exercise price of $13.50, and 181,481 shares of restricted stock. On February 2, 2011, we granted Peter R. Huntsman 216,920 options at an exercise price of $17.59, and 113,701 shares of restricted stock.

(6)
On February 26, 2008, we granted Mr. Esplin 32,209 shares of restricted stock. On March 2, 2009, we granted Mr. Esplin 428,571 options at an exercise price of $2.59, and 189,189 shares of restricted stock. On February 23, 2010, we granted Mr. Esplin 32,189 options at an exercise price of $13.50, and 38,889 shares of restricted stock. On February 2, 2011, we granted Mr. Esplin 54,230 options at an exercise price of $17.59, and 28,425 shares of restricted stock.

(7)
On February 26, 2008, we granted Mr. Hankins 19,325 shares of restricted stock. On March 2, 2009, we granted Mr. Hankins 336,735 options at an exercise price of $2.59, and 148,649 shares of restricted stock. On February 23, 2010, we granted Mr. Hankins 32,189 options at an exercise price of $13.50, and 38,889 shares of restricted stock. On February 2, 2011, we granted Mr. Hankins 54,230 options at an exercise price of $17.59, and 28,425 shares of restricted stock.

(8)
On February 26, 2008, we granted Mr. Turner 6,442 shares of restricted stock. On March 2, 2009, we granted Mr. Turner 229,592 options at an exercise price of $2.59, and 101,351 shares of restricted stock. On February 23, 2010, we granted Mr. Turner 21,459 options at an exercise price of $13.50, and 25,926 shares of restricted stock. On February 2, 2011, we granted Mr. Turner 46,231 options at an exercise price of $17.59, and 24,233 shares of restricted stock.

 Option Exercises and Stock Vested During Fiscal 2011

        The following table presents information regarding the exercise of stock options by named executive officers during 2011, and on the vesting during 2011 of restricted stock awards previously granted to the named executive officers.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Jon M. Huntsman	—	—	24,692	$415,319
Peter R. Huntsman	—	—	238,918	$4,100,516
J. Kimo Esplin	—	—	86,762	$1,488,549
Anthony P. Hankins	110,000	$1,988,548	68,954	$1,180,964
Simon Turner	—	—	44,572	$762,106

(1)
The following tabular disclosure provides information regarding the value realized for options exercised.

					Options Exercised
Name	Grant Date	Exercise Date	Price on Grant Date	Price on Exercise Date	(#)	Value Realized
Anthony P. Hankins	03/02/09	05/09/11	$2.59	$20.669	110,000	$1,988,548
(2)
All named executive officers receive restricted stock awards. The following tabular disclosure provides information regarding the market value of the underlying shares on the vesting date and the number of shares that were withheld in connection with each transaction to satisfy tax obligations.

				Restricted Stock Vested		Shares Withheld for Tax Obligation		Net Shares Issued
Name	Grant Date	Vest Date	Closing Price on Vest Date	(#)	Value Realized	(#)	Value Paid	(#)	Market Value
Jon M. Huntsman	02/23/10	02/23/11	$16.82	24,692	$415,319	8,013	$134,779	16,679	$280,541

				24,692	$415,319	8,013	$134,779	16,679	$280,541
Peter R. Huntsman	02/23/10	02/23/11	$16.82	60,494	$1,017,509	16,105	$270,886	44,389	$746,623
	02/26/08	02/26/11	$17.72	45,091	$799,013	16,436	$291,246	28,655	$507,767
	03/02/09	03/02/11	$17.13	133,333	$2,283,994	48,600	$832,518	84,733	$1,451,476

				238,918	$4,100,516	81,141	$1,394,650	157,777	$2,705,866
J. Kimo Esplin	02/23/10	02/23/11	$16.82	12,963	$218,038	4,188	$70,442	8,775	$147,596
	02/26/08	02/26/11	$17.72	10,736	$190,242	3,378	$59,858	7,358	$130,384
	03/02/09	03/02/11	$17.13	63,063	$1,080,269	22,692	$388,714	40,371	$691,555

				86,762	$1,488,549	30,258	$519,014	56,504	$969,535
Anthony P. Hankins	02/23/10	02/23/11	$16.82	12,963	$218,038	3,560	$59,879	9,403	$158,158
	02/26/08	02/26/11	$17.72	6,442	$114,152	1,704	$30,195	4,738	$83,957
	03/02/09	03/02/11	$17.13	49,549	$848,774	14,163	$242,612	35,386	$606,162

				68,954	$1,180,964	19,427	$332,686	49,527	$848,277
Simon Turner	02/23/10	02/23/11	$16.82	8,642	$145,358	4,408	$74,143	4,234	$71,216
	02/26/08	02/26/11	$17.72	2,147	$38,045	1,095	$19,403	1,052	$18,641
	03/02/09	03/02/11	$17.13	33,783	$578,703	17,230	$295,150	16,553	$283,553

				44,572	$762,106	22,733	$388,696	21,839	$373,410

 Pension Benefits in Fiscal 2011

        The table below sets forth information on the pension benefits for the named executive officers under our pension plans, each of which is more fully described in the narrative following the table. The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2011 for the named executive officer under each plan based upon the assumptions described below.

Name	Plan Name	Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
		(#)	($)	($)
Jon M. Huntsman	Huntsman Defined Benefit Pension Plan	34.167	$87,797	$2,497
	Supplemental Executive Retirement Plan		$889,877	$3,137,512
Peter R. Huntsman	Huntsman Defined Benefit Pension Plan	28.417	$580,600	$0
	Supplemental Executive Retirement Plan		$6,955,600	$0
J. Kimo Esplin	Huntsman Defined Benefit Pension Plan	17.417	$353,445	$0
	Supplemental Executive Retirement Plan		$1,076,157	$0
Anthony P. Hankins	Huntsman Pension Scheme (U.K.)	32.225	$6,370,318	$0
Simon Turner(3)	Tioxide Pension Fund	21.833	$606,512	$0
	Huntsman Global Pension Scheme		$529,018	$0

(1)
The number of years of service credited to the named executive officer is determined using the same pension plan measurement date used for financial statement reporting purposes. These assumptions are discussed in "Note 17. Employee Benefit Plans" to our consolidated financial statements included in our 2011 Annual Report.

(2)
The actuarial present value of the accumulated benefits is determined using the same pension plan measurement date as used for financial reporting purposes. These assumptions are discussed in "Note 17. Employee Benefit Plans" to our consolidated financial statements included in our 2011 Annual Report. For purpose of performing these calculations, a normal retirement age of 65 was utilized for Messrs. Peter R. Huntsman and Esplin, and a normal retirement age of 62 was used for Messrs. Hankins and Turner. With the exception of Jon M. Huntsman, all accrued benefits are assumed payable at the plan's normal retirement age of 65 (earliest unreduced age). It is assumed that Jon M. Huntsman's benefits are payable immediately.

(3)
Total contributions into Mr. Turner's defined contribution Huntsman UK Pension Plan for 2011 were $96,940 including $12,644 of contributions which were made by Mr. Turner under the salary sacrifice facility.

        In the U.S., we sponsor the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan. Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan was changed to a cash balance formula. The benefits accrued under the plans as of June 30, 2004 were used to calculate opening cash balance accounts. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in the Huntsman Pension Plan in 2011.

        The Huntsman Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan") is a non-qualified supplemental pension plan that provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in the Supplemental Executive Retirement Plan in 2011. The compensation taken into account for these named executive officers under the Supplemental Executive Retirement Plan includes amounts in excess of the qualified plan limitations. The Supplemental Executive Retirement Plan benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus cash performance award, and (2) the benefit determined using base salary plus cash performance award as limited by federal regulations.

        Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in 2011 in the Huntsman Pension Plan and the Supplemental Executive Retirement Plan described in "Compensation Discussion and Analysis" above. The Supplemental Executive Retirement Plan provides defined benefit retirement benefits that would otherwise have been available under the Huntsman Pension Plan but for statutory limitations applicable to tax-qualified plans. Both plans express benefits as a hypothetical cash balance account established in each participant's name.

        A participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and cash performance award as described above under "—Summary Compensation Table." "Compensation" under the Huntsman Pension Plan is subject to the compensation limit applicable to tax-qualified plans $245,000 for 2011. The benefit that would be available under the Huntsman Pension Plan, but for this limitation, is provided under the Supplemental Executive Retirement Plan. The applicable pay credit percentage ranges between 9% and 12% depending on the participant's combined age and years of service as of the start of each plan year. The 2011 pay credits for the Huntsman Defined Benefit Pension Plan are $29,400 for Jon M. Huntsman, $25,725 for Peter R. Huntsman, and $22,050 for Mr. Esplin. The 2011 pay credits for the Supplemental Executive Retirement Plan are $474,600, $446,775, and $64,206 for Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin, respectively.

        "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. The 2011 interest credits for the Huntsman Defined Benefit Pension Plan are $2,885 for Jon M. Huntsman, and $24,609, and $14,722 for Messrs. Peter R. Huntsman, and Esplin, respectively. The 2011 interest credits for the Supplemental Executive Retirement Plan are $21,339, $288,213, and $44,963 for Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin, respectively.

        Pursuant to the terms of the Huntsman Pension Plan, at termination of employment for any reason after having completed at least three years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. For participants in the prior Supplemental Executive Retirement Plan (including named executive officers Peter R. Huntsman and Mr. Esplin), the Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004. Under the prior plan provisions, the monthly basic benefit equaled one-twelfth of 1.4% of average earnings multiplied by pension service prior to January 1, 2000, plus 1.5% of average earnings multiplied by pension service after January 1, 2000, less 50% of the Social Security benefit prorated by pension service, payable as a life annuity to the participant. The prior Supplemental Executive Retirement Plan mirrored the benefit from the Huntsman Defined Benefit Pension Plan. For participants taking an annuity, early retirement reductions apply if retirement occurs before normal retirement age (defined as age 65 with 5 years of service) and on or after the earlier of (1) both attaining age 50 and age plus vesting service equal to 80 or more, or (2) age 55 with 10 years of vesting service. The effect of these reductions is to reduce the annuity amount paid by 5% per year for each year beginning at age 59 until age 50 where the amount paid would be 50%.

        Vested benefits under the Supplemental Executive Retirement Plan are paid 30 days following a participant's separation from service, unless the participant is a "specified employee" for purposes of Section 409A of the Internal Revenue Code ("Section 409A"), in which case payment will be delayed for six months. Vested benefits are paid in a single cash lump sum unless the participant elects: (1) a life annuity, (2) a life annuity with payments guaranteed for 120 months, or (3) a joint and survivor annuity providing survivor benefits equal to 50 or 100 percent (as elected by the participant) of the annuity payable to the participant. Benefits are unvested until the earlier to occur of: (1) completion of ten years of service, (2) termination on account of death, "Disability," on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." Each named executive officer is fully vested in his benefit under the Supplemental Executive Retirement Plan. Jon M. Huntsman is currently receiving distributions from his Supplemental Executive Retirement account in connection with his prior retirement from the Company in 2001. Jon M. Huntsman continued to serve as Chairman of the Board from that time until 2009, when we entered into a new employment arrangement with him whereby he serves as our Executive Chairman.

        "Disability" under the Huntsman Pension Plan provides that for a disabled participant, service and benefit accruals continue for 24 months. After 24 months, disabled participants are deemed to be terminated participants. Disability is defined as total and permanent disability, as determined by the administrator of the Company's long-term disability plan.

        "Normal Retirement Age" is retirement eligibility upon age 65 with 5 years of service under the Huntsman Pension Plan and Supplemental Executive Retirement Plan.

        "Reasonable Cause" means: (1) the grossly negligent, fraudulent, dishonest or willful violation of any law or the material violation of any of our significant policies that materially and adversely affects us, or (2) the failure of the participant to substantially perform his duties.

        We also sponsor retirement benefit plans in connection with our operations in the U.K. Of our named executive officers, Mr. Hankins participates in the Huntsman Pension Scheme for U.K. associates in the Polyurethanes segment. Mr. Turner participates in the Huntsman UK Pension Plan (a defined contribution pension plan) with trailing participation in the nonqualified Huntsman Global Pension Scheme and the qualified Tioxide Pension Fund for all U.K. associates in the Pigments segment. The Huntsman Pension Scheme provides standard benefits equal to 2.2% (1/45th) of final pensionable compensation up to $18,338 (£11,250), plus 1.83% of final pensionable compensation above $18,338 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. Normal retirement age for the Huntsman Pension Scheme in the U.K. is age 62 and participants retiring as early as age 50 may receive a reduced pension amount between 37% at age 50 and 66.7% at age 61, which is increased by 2.5% per year until the participant reaches 62. These benefits also include U.K. social security benefits. As of December 31, 2011, Mr. Hankins had approximately 31 years of service in the U.K., and is fully vested in these benefits.

        Mr. Turner is a member of the Huntsman UK Pension Plan, which is a defined contribution pension arrangement for U.K. associates in the Pigments segment. The defined contribution plan provides a 3-for-1 matching formula whereby an associate can receive a Company contribution of up to 15% of pay if the associate contributes 5% of pay. For five years following implementation of this plan, associates receive an additional Company contribution through transition credits. During 2011, the Company contributed 23% of pensionable salaries for all associates in the Plan. Mr. Turner also has a defined benefit pension arrangement through the tax-qualified Tioxide Pension Fund for service in the Company prior to January 1, 2011. The Tioxide Pension Fund was a traditional defined benefit pension plan that provided benefit accruals based on final average earnings, with a typical accrual rate of 1/70th and a normal retirement age of 62. Defined benefit pension arrangements for the Tioxide Pension Fund were closed for Pigments associates on December 31, 2010, and arrangements were shifted to participation in the defined contribution Huntsman UK Pension Plan, on January 1, 2011. For as long as associates remain in the Company, they retain a link between future pensionable salary growth and accrued service to the date of closure. The Huntsman Global Pension Scheme is a non-registered defined benefit pension plan designed to restore benefits that cannot be provided in a registered plan due to pension or tax regulations or due to international assignments. Mr. Turner had approximately 22 years of service in the U.K., and is fully vested in benefits from these defined contribution and benefit plans.

Nonqualified Deferred Compensation in Fiscal 2011

        The table below provides information on the non-qualified deferred compensation of the named executive officers in 2011 under the Supplemental Savings Plan and the SEMPP. All of our named executive officers based in the United States participate in these plans with the exception of Simon Turner who is based in the U.K. and Jon M. Huntsman who is not eligible for the SEMPP and does not participate in the Supplemental Savings Plan. The named executive officers cannot withdraw any amounts from their deferred compensation balances for a period of six months following the date of their termination of employment or retirement. No withdrawals or distributions were made in 2011.

Name	Executive Contributions(1)	Huntsman Contributions(2)		Aggregate Earnings(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Jon M. Huntsman	$0	$0		$0	$0	$0
Peter R. Huntsman	$0	$343,750	(5)	$36,265	$0	$2,314,275	(6)
J. Kimo Esplin	$135,950	$71,340	(7)	$57,084	$0	$2,103,687	(8)
Anthony P Hankins	$20,907	$75,092	(9)	$53,638	$0	$1,299,812	(10)

(1)
These contributions represent deferrals under the Supplemental Savings Plan and are included in the Salary column of the Summary Compensation Table for 2011 set forth above.

(2)
These amounts represent contributions to our Supplemental Savings Plan and the SEMPP and are included in the All Other Compensation column of the Summary Compensation Table for 2011 set forth above.

(3)
No above market or preferential earnings are provided under our non-qualified defined contribution plans because the investment choices available under such plans are identical to the investment choices available in the 401(k) Plan and the MPP, which are our qualified plans. Consequently, none of the earnings reported in this table are included in the Summary Compensation Table set forth above.

(4)
Amounts reflected in this column for Messrs. Esplin and Hankins were previously reported as compensation to the executive officer in the Summary Compensation Table as follows: Mr. Esplin, $73,425 in 2009, and Mr. Hankins, $10,438 in 2009.

(5)
This amount includes a contribution of $3,350 to the Supplemental Savings Plan and a contribution of $340,400 to the SEMPP.

(6)
This amount includes $52,714 from our Supplemental Savings Plan and $2,261,561 from our SEMPP.

(7)
This amount includes a contribution of $14,268 to the Supplemental Savings Plan and a contribution of $57,072 to the SEMPP.

(8)
This amount includes $1,605,585 from our Supplemental Savings Plan and $498,102 from our SEMPP.

(9)
This amount includes a contribution of $13,804 to the Supplemental Savings Plan and a contribution of $61,288 to the SEMPP.

(10)
This amount includes $1,006,458 from our Supplemental Savings Plan and $293,354 from our SEMPP.

        We provide executive officers based in the United States the opportunity to participate in up to four defined contribution savings plans: the 401(k) Plan; the Supplemental Savings Plan; the MPP; and the SEMPP. With the exception of Jon M. Huntsman and Mr. Turner who is based in the U.K., our named executive officers are participants in each of these savings plans. Jon M. Huntsman is not eligible for the MPP or the SEMPP and does not participate in the 401(k) Plan or the Supplemental Savings Plan. The 401(k) Plan is a tax-qualified broad-based employee savings plan; employee contributions up to 25% of base salary and annual incentive cash performance awards are permitted up to dollar limits established annually by the Internal Revenue Service ("IRS").

        The Supplemental Savings Plan is a non-qualified plan and allows designated executive officers to defer up to 75% of eligible salary and up to 75% of annual incentive cash performance awards. The Supplemental Savings Plan also provides benefits for participants in the form of Company matching contributions based on certain compensation amounts not included in the calculation of benefits payable under the 401(k) Plan because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the 401(k) Plan. As required by Section 409A, deferrals must be elected in the calendar year preceding the year in which the compensation deferred is earned.

        The MPP is a tax-qualified broad-based employee savings plan. Our contributions vary by service: 0.5% of compensation for 3 to 6 years of service, 3% of compensation for 7 to 9 years of service and 8% of compensation for 10+ years of service, subject to IRS limits. Employees can direct the investments for their accounts. The MPP has been closed to new participants since January 2004. The Company continues to make annual contributions to existing MPP participants.

        The SEMPP is a non-qualified plan for senior executives that provides for benefits not allowed under the MPP due to IRS compensation and allocation limits. Employees are vested in this account upon meeting 10 years of service, upon attaining normal retirement age, death or disability, or upon termination of employment without reasonable cause. The SEMPP permits distributions following termination of employment as a lump sum, life annuity, joint & survivor annuity or monthly installments over a period not more than 10 years.

        The Supplemental Savings Plan provides for payment of benefits to a participant upon the earlier to occur of a "Change of Control" or a termination of the participant's service. Benefits paid upon a "Change of Control" are always paid in a single lump sum payment. Benefits payable upon a separation from service can be made (at the election of the participant) in either a single lump sum payment or in substantially equal installments over a period selected by the participant that does not exceed ten years. In addition, the participant may request distribution of all or portion of the amounts credited to his account upon an "Unforeseeable Emergency." Payments upon separation from service will be delayed six months in accordance with Section 409A in the event a participant is a "specified employee" for purposes of Section 409A.

        The Supplemental Savings Plan defines a "Change of Control" as the occurrence of either of the following events:

  •
  Any person becomes the owner of 35% or more of our outstanding voting stock (other than certain persons affiliated with us).

  •
  The replacement of a majority of the Board over a two-year period except in cases where (1) such replacement is not approved by a vote of at least a majority of the incumbent Board or (2) the election or nomination of such replacement Board members is by certain of our affiliates.

        In addition, any "Change of Control" must also constitute a change in control for purposes of Section 409A.

        A participant will be deemed to have incurred an "Unforeseeable Emergency" if he suffers a severe financial hardship resulting from (1) an illness or accident with respect to him, his spouse or a dependent, (2) the loss of property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant's control determined by us to constitute an unforeseeable emergency for purposes of Section 409A.

        The SEMPP provides for benefits that would not otherwise be available under our MPP due to statutory limitations imposed on tax-qualified retirement plans. The plan provides for the payment of vested benefits upon a participant's separation from service except to the extent the participant is a "specified employee" for purposes of Section 409A in which case benefits will be delayed six months. A participant's benefits vest on the earlier to occur of (1) completion of ten years of service, (2) termination on account of death, "Disability," or on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." "Disability," "Normal Retirement Age," and "Reasonable Cause" have the same meanings as set forth above in our description of the Supplemental Executive Retirement Plan under "—Pension Benefits in Fiscal 2011," except that a "Disability" must also constitute a disability for purposes of Section 409A. Each named executive officer is currently vested in his SEMPP benefit.

        Benefits are payable in one of the following forms elected by a participant:

  •
  A single lump sum payment;

  •
  A single life annuity;

  •
  A joint and survivor annuity; or

  •
  Installments over a period selected by the participant not in excess of ten years.

        Participants are entitled to elect the investment of their accounts under both the Supplemental Savings Plan and the SEMPP. Although no assets may actually be invested, a participant's benefit value is based on the gains or losses of the investments they choose. No above market or preferential earnings are provided under our non-qualified defined contributions plans because the investment choices available under the plans are identical to the investment choices available in the 401(k) Plan and the MPP. Consequently none of the earnings reported under "—Nonqualified Deferred Compensation in Fiscal 2011" are included in the Summary Compensation Table set forth above. Participants may change their investment options at any time by submitting a change form to the plan administrator.

        The table below lists the investment funds available to participants in the 401(k) Plan, the Supplemental Savings Plan, the MPP and SEMPP. The table also provides the rate of return for each fund for 2011. All funds and rates of return are the same for all four defined contribution plans.

Investment Funds	Ticker Symbol	2011 Performance
American Beacon Large Cap Value Institutional	AADEX	(2.34)%
American Beacon Small Cap Value Institutional	AVFIX	(4.05)%
American Century Inflation Adjusted Bond Institutional	AIANX	13.18%
American Century Real Estate Institutional	REAIX	11.81%
Dimensional Emerging Markets Value Portfolio	DFEVX	(25.62)%
Fidelity Freedom Fund Income	FFFAX	2.12%
Fidelity Freedom Fund 2010	FFFCX	(0.19)%
Fidelity Freedom Fund 2020	FFFDX	(1.24)%
Fidelity Freedom Fund 2030	FFFEX	(3.09)%
Fidelity Freedom Fund 2040	FFFFX	(4.64)%
Fidelity Freedom Fund 2050	FFFHX	(5.50)%
Fidelity International Discovery Fund	FIGRX	(15.11)%
Fidelity Low Priced Stock	FLPSX	0.06%
First Eagle Overseas Class A	SGOVX	(5.60)%
Janus Venture I	JVTIX	2.32%
Morgan Stanly Institutional Fund Trust Mid Cap Growth P	MACGX	(7.11)%
PIMCO Commodity Real Return Strategy Institutional	PCRIX	(7.56)%
PIMCO Developing Local Markets Institutional	PLMIX	(4.95)%
PIMCO Total Return Institutional	PTTRX	4.16%
T Rowe Price New America Growth	PRWAX	(0.41)%
Vanguard Institutional Index Institutional	VINIX	2.09%
Vanguard Retirement Savings Trust II	N/A	3.15%
Vanguard Select Value	VASVX	0.85%
Vanguard Small Cap Index Signal	VSISX	(2.68)%

Potential Payments upon Termination or Change of Control

        As described above under "Compensation Discussion and Analysis," other than a letter agreement with Mr. Hankins, we do not maintain employment agreements with our named executive officers; the executives instead will be entitled to potential severance benefits under our Executive Severance Plan.

        The tables below quantify the benefits available under these arrangements (assuming that the vesting of outstanding equity awards held by our named executive officers is accelerated by our Compensation Committee, which is permitted at its sole discretion). Pursuant to our Executive Severance Plan, each of our named executive officers will be entitled to receive a single lump sum severance payment in an amount equal to two times his or her annual base salary in the event of a termination without "Reasonable Cause" or upon a termination by the executive for "Good Reason." The cash payment will be paid to the executive within the 60 days following an applicable termination of employment. In addition to cash payments, the Executive Severance Plan also provides the continuation of medical benefits for two years following termination, and outplacement services for a period of one year.

        As citizens of the U.K., Messrs. Hankins and Turner are entitled participants in their respective business severance plans. At the time of a termination, payout potential from both the Executive Severance Plan and their respective U.K. business plan would be considered, then the plan generating the more generous payout would be used. Mr. Hankins is entitled to 12 months notice and 175% of his annual base pay upon termination as is the case with all U.K. associates in our Polyurethanes segment.

Accordingly, his potential severance payment is 33 times base monthly salary upon termination. Mr. Turner is entitled to 175% of his annual base pay, but not a 12 months notice feature upon termination as is the case with all U.K. associates in our Pigments segment. Accordingly, his potential severance payment would be 21 times base monthly salary upon termination. By comparison, the Executive Severance Plan provides for a more lucrative severance arrangement for Mr. Turner whereby he would receive a payment equal to two times his annual base salary, or 24 times base monthly salary, in the event of a termination without "Reasonable Cause" or upon a termination by the executive for "Good Reason."

        Under the Executive Severance Plan, if a participant's employment is terminated without Reasonable Cause or the participant terminates employment for Good Reason, we will provide the participant with severance benefits in the form of a cash payment, healthcare in the form of a cash payment and outplacement services. A participant will not be entitled to these benefits, however, upon the participant's reemployment with an employer in our controlled group within the thirty day period immediately following the participant's termination of employment, upon the participant's refusal to sign a waiver and release of claims in our favor if we request such a waiver and release, or if the participant is entitled to severance benefits under a separate agreement or plan maintained by us.

        The Executive Severance Plan utilizes the same definition of "Reasonable Cause" as set forth above with respect to our Supplemental Executive Retirement Plan. A termination for "Good Reason" pursuant to the Executive Severance Plan will be deemed to occur upon voluntary termination of employment as a result of the significant detrimental reduction or change to the executive's job responsibilities or in his current base compensation, which we do not remedy within a ten day period following the executive's written notice to us regarding the reduction or change, or change in the executive's principal place of work by more than fifty miles from his or her principal place of work in effect immediately prior to such change, which is not remedied by the Company within thirty days of written notice by the executive of the reduction or change. While "disability" and "retirement" are not defined terms under the Executive Severance Plan, as part of its administrative functions as the administrator of the plan, our Compensation Committee has the authority to determine the existence or either of these scenarios for the executives.

        The amount of the cash payment under the Executive Severance Plan for each of our named executive officers will be equal to two times his base compensation at termination. Healthcare coverage continuation is addressed through a lump-sum payment intended to address the departing executive's monthly healthcare premiums for a period equivalent to 24 months. Outplacement services will be provided for a period of 12 months following termination.

        Equity awards granted under our Stock Incentive Plan provide for accelerated vesting upon a Change of Control at the discretion of our Compensation Committee. A "Change of Control" under the Stock Incentive Plan means the occurrence of any of the following:

  •
  An acquisition of 50% or more of the combined voting power of our outstanding voting securities.

  •
  The consummation of a transaction in which our stockholders do not own, immediately thereafter, 50% or more of the resulting entity in substantially the same portion as their stock ownership prior to the transaction.

  •
  The sale or disposition of all or substantially all of our assets.

  •
  A majority change in the incumbent directors of the Board.

  •
  An approval by the Board or our stockholders of a complete or substantially complete liquidation or dissolution.

        If there is a Change of Control, the Compensation Committee may, in its discretion, provide for:

  •
  assumption by the successor company of an award, or the substitution thereof for similar options, rights or awards covering the stock of the successor company;

  •
  acceleration of the vesting of all or any portion of an award;

  •
  changing the period of time during which vested awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested awards terminate upon consummation of the change of control);

  •
  payment of substantially equivalent value in exchange for the cancellation of an award; and/or

  •
  issuance of substitute awards of substantially equivalent value.

        Any such provision made by the Compensation Committee could benefit all participants in the Stock Incentive Plan, including the named executive officers.

        Pursuant to our Supplemental Savings Plan, upon a change in control (as defined in the Supplemental Savings Plan), participants, including the named executive officers, may elect to receive the present value of the benefits payable to them under this plan.

        Historically, based on information provided by our compensation consultant, we determined that it was necessary to provide executives with two times base yearly compensation as severance in order to attract and retain executive talent necessary for our business, as similar or greater amounts of severance were provided to executives employed by our competitors. For 2011, the Compensation Committee kept severance at this same level, as information provided by the compensation consultant indicated that this level of severance is consistent with our objective of providing compensation within range of the median paid to similarly situated executives at comparable companies within our peer group and with other chemical and general industrial companies.

        As described in "Compensation Discussion and Analysis—Annual Review of Executive Compensation," information regarding potential payments to be made under termination scenarios was included in the tally sheets provided to the Compensation Committee. While this information was available to the Compensation Committee when it reviewed other components of compensation for 2011, it did not have a material effect on decisions regarding these other compensation components.

        The tables below reflect the compensation payable to or on behalf of each named executive officer upon retirement, disability, death, an involuntary termination without cause, or a change of control. The amounts shown assume that such termination or change of control was effective as of December 31, 2011, and thus includes amounts earned through such time. All equity acceleration values have been calculated using the closing price of our stock on December 31, 2011 of $10.00. The actual amounts we will be required to disburse can only be determined at the time of the applicable circumstance. Amounts payable under the Supplemental Savings Plan and SEMPP are described under "—Nonqualified Deferred Compensation in Fiscal 2011" above. Please note that while a termination of employment would accelerate the time in which an executive's pension plan account could be distributed to him and is thus noted below, amounts in this column will only be paid once, despite being listed both below and under "—Pension Benefits in Fiscal 2011" above. Our Compensation Committee has the authority to require an executive to sign and not revoke a general waiver and release in our favor prior to receiving benefits under the Executive Severance Plan, thus in some cases the amounts below may be subject to the execution of such an agreement.

  Potential Payments for Jon M. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$2,400,000	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$1,630,830
Benefit Plans
Huntsman Pension Plan(3)	$87,419	$87,419	$87,419	$87,419	$0
Supplemental Executive Retirement Plan(3)	$922,719	$922,719	$922,719	$922,719	$0
Health & Welfare(4)	$0	$0	$0	$21,394	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Huntsman's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2011. An acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $1,630,830. Mr. Huntsman had no option-based awards as of December 31, 2011.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2011" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2011 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be approximately $9,000.

  Potential Payments for Peter R. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$3,000,000	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$4,668,208
Benefit Plans
Huntsman Pension Plan(3)	$542,508	$542,508	$542,508	$542,508	$0
Supplemental Executive Retirement Plan(3)	$6,499,250	$6,499,250	$6,499,250	$6,499,250	$0
Health & Welfare(4)	$0	$0	$0	$21,394	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Huntsman's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2011. An acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $3,680,210, and an acceleration of Mr. Huntsman's unvested options would have an estimated value of $987,998.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2011" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2011 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for J. Kimo Esplin

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$1,008,400	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$2,232,710
Benefit Plans
Huntsman Pension Plan(3)	$331,203	$331,203	$331,203	$331,203	$0
Supplemental Executive Retirement Plan(3)	$1,008,434	$1,008,434	$1,008,434	$1,008,434	$0
Health & Welfare(4)	$0	$0	$0	$18,009	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Esplin's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2011. An acceleration of Mr. Esplin's unvested shares of restricted stock would have an estimated value of $1,174,140, and an acceleration of Mr. Esplin's unvested options would have an estimated value of $1,058,570.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2011" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2011 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Esplin's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Esplin might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for Anthony P. Hankins

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$1,969,154	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$1,870,745
Benefit Plans
Huntsman Pension Scheme in the U.K.(3)	$418,016	$506,686	$367,347	$418,016	$0
Outplacement Services(4)	$0	$0	$0	$9,000	$0

(1)
This amount is based on a total of 33 months (21 months plus 12 months notice) of Mr. Hankins' year-end base pensionable pay and applies a GBP to USD exchange rate of 1.63. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2011. An acceleration of Mr. Hankins' unvested shares of restricted stock would have an estimated value of $1,039,010, and an acceleration of Mr. Hankins' unvested options would have an estimated value of $831,735.

(3)
The retirement amount represents the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 54 at which time it would be actuarially reduced to $273,103.

(4)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Hankins might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for Simon Turner

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$877,592	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$1,320,105
Benefit Plans
Huntsman Pension Scheme in the U.K.(3)	$92,147	$62,568	$46,074	$92,147	$0
Outplacement Services(4)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Turner's annual salary as set forth in our Executive Severance Plan. This amount applies a GBP to USD exchange rate of 1.63, and is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2011. An acceleration of Mr. Turner's unvested shares of restricted stock would have an estimated value of $753,010, and an acceleration of Mr. Turner's unvested options would have an estimated value of $567,095.

(3)
The retirement amount represents the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 55 at which time it would be actuarially reduced to $75,929.

(4)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Turner might utilize these services, we expect the Company cost would be $9,000.

DIRECTOR COMPENSATION

        Annual compensation for our non-employee directors is comprised of cash and stock-based equity compensation. Cash compensation paid to our non-employee directors consists of an annual retainer as well as a supplemental retainer for the chairs and members of Board committees. Stock-based equity compensation for fiscal 2011 consisted of awards granted under our Stock Incentive Plan of stock or stock units at the election of each director. Jon M. Huntsman, the Executive Chairman of the Board, and Peter R. Huntsman, our President and Chief Executive Officer, serve as directors of the Company but are not included in this table since they were also employees of the Company during 2011. Messrs. Jon M. Huntsman and Peter R. Huntsman do not receive any additional compensation for their services as directors of our company; thus, their total compensation is shown in the Summary Compensation Table.

        The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving our company but, for independent directors, should not be so great as to compromise independence. With the assistance of outside compensation consultants, the Compensation Committee periodically reviews our director compensation practices and compares them to the practices of companies in our peer group as well as against the practices of public company boards generally to ensure they are in line with typical market practices.

        Non-employee directors receive an annualized cash retainer of $120,000 paid in quarterly installments and an annual stock-based award with a value of approximately $120,000 on the grant date. In addition, each member of the Audit Committee receives an additional annual cash retainer of $20,000 and each member of the Compensation, Governance and Litigation committees received an additional annual cash retainer of $10,000. The Lead Independent Director receives an additional annual cash retainer of $50,000. The chairperson of the Audit Committee receives an annual cash retainer of $30,000, and the chairpersons of the Compensation, Governance, and Litigation committees each receive annual cash retainers of $20,000, in each case, in addition to the retainers received for being members of these committees. Directors receive pro rata amounts of the above fees for partial year service.

        Beginning in 2009, annual stock-based awards to our non-employee directors were vested in full on the grant date, while in prior years annual stock-based awards vested in three equal annual installments beginning on the first anniversary of the grant date.

        We also offer non-employee directors the opportunity to participate in the Huntsman Outside Directors Elective Deferral Plan. This is an unfunded nonqualified plan established primarily for the purpose of providing our independent directors with the ability to defer the receipt of director fees. Benefits under the plan are payable in cash distributable either in a lump sum or in installments beginning 30 days after the director ceases to be a member of our Board.

        All of our directors are reimbursed for reasonable out-of-pocket expenses incurred for attending meetings of the Board or its committees and for other reasonable expenses related to the performance of their duties as directors.

        The Board believes that our total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of our independent directors.

        The total 2011 compensation for our non-employee directors is shown in the following table:

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Nolan D. Archibald	$183,375	$120,000	$303,375
Mary C. Beckerle(4)	$86,775	$90,000	$176,775
M. Anthony Burns	$176,675	$120,000	$296,675
Marsha J. Evans(5)	$43,225	$120,000	$163,225
Patrick T. Harker	$156,700	$120,000	$276,700
H. William Lichtenberger(6)	$73,150	$120,000	$193,150
Robert J. Margetts	$120,000	$120,000	$240,000
Wayne A. Reaud	$160,000	$120,000	$280,000
Alvin V. Shoemaker	$150,000	$120,000	$270,000

(1)
Jon M. Huntsman, Jr. has served as one of our directors since February 2012 and thus received no compensation as a non-employee director in 2011.

(2)
This column includes the following annual retainer and committee membership and chairmanship fees:

Director	Annual Retainer	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Litigation Committee		Lead Independent Director
Nolan D. Archibald	$120,000	—		$30,000	*	—		—		$33,375
Mary C. Beckerle	$80,000	—		—		$6,775		—		—
M. Anthony Burns	$120,000	$50,000	*	—		$6,675		—		—
Marsha J. Evans	$39,900	—		—		$3,325		—		—
Patrick T. Harker	$120,000	$13,350		—		$23,350	*	—		—
H. William Lichtenberger	$39,900	$6,650		—		$9,975		—		$16,625
Robert J. Margetts	$120,000	—		—		—		—		—
Wayne A. Reaud	$120,000	—		$10,000		—		$30,000	*	—
Alvin V. Shoemaker	$120,000	$20,000		$10,000		—		—		—

*
Includes fee for service as committee chair

(3)
This column represents the aggregate grant date fair value of stock awards or stock unit awards granted in 2011. See "Note 22. Stock-Based Compensation Plan" to our consolidated financial statements in our 2011 Annual Report for additional detail regarding assumptions underlying the value of these equity awards. The stock awards granted on February 2, 2011 and May 5, 2011, August 9, 2010, February 2, 2010 and May 5, 2010 were fully vested on the day of grant; stock and stock unit awards granted prior to 2009 and those granted on September 21, 2010 were subject to vesting ratably in three equal annual installments beginning on the first anniversary of the grant date. Stock awards granted on September 21, 2010 vest in full in the event the director is no longer serving on the Board before the award is fully vested and such director was not removed for cause. The following table sets forth information regarding the stock-based equity compensation awards made to our non-employee directors during fiscal 2011:

	Granted 02/2/11 $17.59 per share		Granted 05/5/11 $19.97 per share		Aggregate 2011 Grants
Director	(#)	($)	(#)	($)	(#)	($)
Nolan D. Archibald	6,822	$120,000	—	—	6,822	$120,000
Mary C. Beckerle	—	—	4,507	$90,000	4,507	$90,000
M. Anthony Burns	6,822	$120,000	—	—	6,822	$120,000
Marsha J. Evans	6,822	$120,000	—	—	6,822	$120,000
Patrick T. Harker	6,822	$120,000	—	—	6,822	$120,000
H. William Lichtenberger	6,822	$120,000	—	—	6,822	$120,000
Robert J. Margetts	6,822	$120,000	—	—	6,822	$120,000
Wayne A. Reaud	6,822	$120,000	—	—	6,822	$120,000
Alvin V. Shoemaker	6,822	$120,000	—	—	6,822	$120,000

  As of December 31, 2011, the aggregate number of unvested stock awards and vested stock option awards outstanding for each non-employee director was: 15,590 and 50,000 respectively for Mr. Archibald and 0 and 50,000 respectively for Messrs. Reaud and Shoemaker.

(4)
Dr. Beckerle has served as one of our non-employee directors since May 2011.

(5)
Ms. Evans departed service as one of our non-employee directors in May 2011.

(6)
Mr. Lichtenberger departed service as one of our non-employee directors in May 2011.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth certain information regarding our equity compensation plans as of December 31, 2011.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A))
Plan Category	(A)	(B)	(C)
	(#)(1)	($)	(#)
Equity compensation plans approved by security holders as of December 31, 2011(2)	11,684,991	$13.87	10,585,401
Equity compensation plans not approved by security holders:	—	—	—

(1)
Includes 10,344,726 outstanding options and 1,340,265 undelivered full-value awards.

(2)
The Huntsman Corporation Stock Incentive Plan allows for the issuance of 32,590,909 shares of our common stock, par value $0.01 per share, to employees and consultants of our company and its subsidiaries and to members of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

        Effective as of February 1, 2007, the Board adopted a policy and the procedures for review, approval and monitoring of transactions involving our company and "related persons" (directors, executive officers, stockholders owning five percent or greater of our common stock, or their respective immediate family members). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

        Related person transactions must be approved by the Audit Committee, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, our interests. In evaluating the transaction, the Audit Committee will consider all relevant factors, including as applicable (1) the benefit to us in entering into the transaction; (2) the alternatives to entering into a related person transaction; and (3) whether the transaction is on terms comparable to those available to third parties.

        If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance of its consummation. The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

        The Audit Committee approved our lease payments for the Salt Lake City office building, described below, in accordance with the above policy and continues to monitor the other arrangements described below consistent with the above policy although such arrangements had been entered into prior to the adoption of the policy described above.

Transactions

  Aircraft Sublease and Time-Sharing Agreements

        Pursuant to an agreement entered into in 2001, our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman. Jon M. Huntsman is the Executive Chairman and the father of our Chief Executive Officer, Peter R. Huntsman, and our director, Jon M. Huntsman, Jr. In 2011, this arrangement was extended for an additional 10 year period. In connection with this extension, monthly sublease payments from Airstar to Jstar were reduced from approximately $200,000 to approximately $119,000 and an aggregate of $14.3 million is payable through the end of the current 10 year lease term. These monthly sublease payments are used to fund financing costs paid by Jstar to a leasing company. An unrelated third-party pays $2.0 million per year to our subsidiary for such third-party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which typically has been at least fair market value for the number of flight hours used by such third-party. We bear all other costs of operating the Aircraft. In accordance with our Aircraft Use Policy, we have entered into aircraft time-sharing agreements with certain members of the Huntsman family, pursuant to which these persons pay for the costs of any personal use of the Aircraft by them.

  Salt Lake City Office Building

        An agreement was reached prior to the initial public offering of our common stock in February 2005 with the Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we would donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. Jon M. (the Executive Chairman) and Karen H. Huntsman are the parents of our Chief Executive Officer, Peter R. Huntsman, and our director, Jon M. Huntsman, Jr. On March 24, 2010, we completed this donation. At the time of the donation, the building had an appraised value of approximately $10.1 million. We continue to occupy and use a portion of the building under a lease pursuant to which we make annual lease payments of approximately $1.5 million to the Huntsman Foundation. During 2011, we made payments of $1,525,964 to the Huntsman Foundation under the lease. The lease expires on December 31, 2013, subject to two five-year extensions, at our option.

  Other Transactions with the Huntsman Family

        James H. Huntsman is the Division President of our Advanced Materials business, a position he was appointed to in May 2011. He is the son of the Executive Chairman, Jon M. Huntsman, the brother of the Chief Executive Officer, Peter R. Huntsman, and the brother of our director, Jon M. Huntsman, Jr. During 2011, James Huntsman was paid a salary of $400,000 and earned a cash performance award of $169,000. In February 2011, he was granted 9,490 option awards with an exercise price of $17.59, the closing price of a share of our common stock on the grant date. These options vest and become exercisable ratably in three equal annual installments beginning on the first anniversary of the grant date. In addition, he was granted 4,974 restricted stock awards in February 2011 that will vest ratably in three equal annual installments beginning on the first anniversary of the grant date. In connection with his promotion to Division President, Advanced Materials, he was awarded an additional equity grant in August 2011 whereby he was granted 12,279 option awards with an exercise price of $11.21, the closing price of a share of our common stock on the grant date. These options vest and become exercisable ratably in three equal annual installments beginning on the first anniversary of the grant date. He was also granted 5,575 restricted stock awards in August 2011 that will vest ratably in three equal annual installments beginning on the first anniversary of the grant date. All amounts paid to James Huntsman for 2011 were approved by the Compensation Committee, which reviews and approves, for corporate and executive officers and their family members that are employees, all annual and other compensation arrangements and components.

        For 2012, it is anticipated that James Huntsman will be paid a salary of $412,000 and may earn a cash performance award of up to 60% of his 2012 salary. The final amounts will be determined by the Compensation Committee in 2012 and 2013.

  Registration Rights Agreement

        In connection with a reorganization transaction we consummated upon the completion of our initial public offering, we entered into a registration rights agreement with Huntsman Family Holdings Company LLC and other stockholders pursuant to which they were granted demand and piggyback registration rights for the shares of our common stock controlled by them. The agreement provides that we will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of shares of our common stock that are registered pursuant to the agreement. The agreement contains customary registration procedures and indemnification and contribution provisions for the benefit of Huntsman Family Holdings and us. In addition, all of our stockholders who received shares of our common stock in the reorganization transaction, including certain of our directors, executive officers and other key officers, have the right to include their shares in certain registrations. Our Executive Chairman, Jon M. Huntsman, and our Division President, Advanced Materials, James H. Huntsman, are affiliates of Huntsman Family Holdings. In addition, Peter R. Huntsman, our Chief Executive Officer, and J. Kimo Esplin, our Chief Financial Officer, are parties to the registration rights agreement.

  Indemnification Agreements

        We entered into indemnification agreements with our directors and officers, including each of our named executive officers, in connection with the completion of our initial public offering. Pursuant to these agreements, we agree to provide customary indemnification to our officers and directors against expenses incurred by such persons in connection with their service as directors or officers (as applicable) or in connection with their service at our request as directors, officers, trustees, employees or agents of other entities.

 STOCKHOLDER PROPOSALS AND DIRECTOR
NOMINATIONS FOR THE 2013 ANNUAL MEETING

        Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2013 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary at our principal executive offices, which are located at 500 Huntsman Way, Salt Lake City, Utah 84108, no later than November 23, 2012.

        In addition to the requirements of Rule 14a-8, and as more specifically provided for in Section 2.8 of our Bylaws, in order for a nomination of persons for election to the Board or a proposal of business to be properly brought before the 2013 Annual Meeting of Stockholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote and who complies with the notice procedures set forth in our Bylaws. A stockholder making a nomination for election to the Board or a proposal of business for the 2013 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary (c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or to CorporateSecretary@huntsman.com) not earlier than the close of business on the 120th calendar day prior to the first anniversary of the date of the 2013 Annual Meeting nor later than the close of business on the 90th calendar day prior to the first anniversary of the 2013 Annual Meeting. In other words, for a stockholder nomination for election to the Board or a proposal of business to be considered at the 2013 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no earlier than January 4, 2013 and no later than February 3, 2013. If the date of our 2013 Annual Meeting of Stockholders changes by more than 30 calendar days before May 3, 2013 or more than 70 calendar days after May 3, 2013, then stockholder nominations and proposals must be received not earlier than the close of business on the 120th calendar day prior to the date of the 2013 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th calendar day prior to the date of the 2013 Annual Meeting of Stockholders or the 10th calendar day following the calendar day on which public announcement of the date of 2013 Annual Meeting of Stockholders is first made by us. For additional information about stockholder nominations and proposals, see "Corporate Governance—Director Nomination Process."

        Under Rule 14a-4(c) of the Securities Exchange Act of 1934, the Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2013 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how the Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 6, 2013, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 6, 2013, and the matter nonetheless is permitted to be presented at the 2013 Annual Meeting of Stockholders, the Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

ANNUAL REPORT

        The 2011 Annual Report is being furnished to our stockholders primarily via the Internet.

        A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, but not including exhibits, is also available at www.huntsman.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, excluding exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the request of such person. Exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests should be directed to Huntsman Investor Relations, attention Kurt Ogden, by mail at 500 Huntsman Way, Salt Lake City, Utah 84108, by phone at (801) 584-5860 or by email at ir@huntsman.com.

 OTHER INFORMATION

        We may send a single Notice of Internet Availability or set of proxy materials, as applicable, and other stockholder communications to any household at which two or more stockholders reside unless we have received contrary instructions from those stockholders. This process is called "householding." This reduces duplicate mailings and saves printing and postage costs as well as natural resources. The Notice of Internet Availability, proxy materials and other stockholder communications may be householded based on your prior express or implied consent. If you wish to receive a separate copy of our Notice of Internet Availability or proxy materials, as applicable, for each stockholder sharing your address in the future, please contact us by mail in care of Computershare, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711, and we will promptly deliver to you the requested material. If you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this householding practice for future mailings, please submit your request by mail to our transfer agent, Computershare, at Computershare, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711. Computershare may also be reached through its website at www.bnymellon.com/shareowner/equityaccess.

        Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates by mail to Computershare, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711. Computershare may also be reached through its website at www.bnymellon.com/shareowner/equityaccess.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2012

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended
December 31, 2011 of Huntsman Corporation are available at
https://materials.proxyvote.com/447011.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have this proxy card in hand when you access the web site and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have this proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON If you would like to attend the Annual Meeting of Stockholders and vote in person, please review the requirements in the Questions and Answers section of the Proxy Statement. For directions to and a map of the location of the Annual Meeting of Stockholders visit the company's website at www.huntsman.com and click on the "Investor Relations" link. COMPUTERSHARE P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 M42174-P21385 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. HUNTSMAN CORPORATION Withhold All For All Except For All The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of the following three nominees as Class II directors Nominees: 01) Peter R. Huntsman 02) Wayne A. Reaud 03) Alvin V. Shoemaker The Board of Directors recommends you vote FOR the following proposals: Against Abstain For ! ! ! 2. Advisory vote to approve named executive officer compensation. ! ! ! 3. Ratification of the appointment of Deloitte & Touche LLP as Huntsman Corporation's independent registered public accounting firm for the year ending December 31, 2012. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. No Yes Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 3, 2012 : The Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2011 are available at www.proxyvote.com. M42175-P21385 HUNTSMAN CORPORATION Annual Meeting of Stockholders May 3, 2012 8:30 AM CDT This proxy is solicited by the Board of Directors The undersigned stockholder of Huntsman Corporation hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2012 Annual Meeting of Stockholders and hereby appoints Peter R. Huntsman and James R. Moore and each of them, acting individually, with full power of substitution in each, as proxies of the undersigned, to represent the undersigned and vote all shares of Huntsman Corporation common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 3, 2012, and at any adjournment or postponement thereof, as indicated on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1, FOR proposal 2, and FOR proposal 3. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the 2012 Annual Meeting of Stockholders and at any adjournment or postponement thereof. The undersigned stockholder hereby revokes all proxies previously given by the undersigned to vote at the 2012 Annual Meeting of Stockholders or any adjournment or postponement thereof. Address Changes/Comments: ______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side